Exhibit 10.2

AGREEMENT FOR CONTRIBUTION

OF

SHARES

between

JAHOLD B.V.,

a company incorporated under the laws of The Netherlands, and

GOLOBER B.V.,

a company incorporated under the laws of The Netherlands,

and

IVANHOE NETHERLANDS HOLDINGS III B.V.,

a company incorporated under the laws of The Netherlands

Dated: As of October 4, 2006

AGREEMENT FOR CONTRIBUTION OF SHARES

THIS AGREEMENT FOR CONTRIBUTION OF SHARES (this “Agreement”) is made and dated as of the 4th day of October, 2006, by and among:

(1)	JAHOLD B.V., a company incorporated under the laws of The Netherlands (“Jahold”), and GOLOBER B.V., a company incorporated under the laws of The Netherlands (“Golober”), each having an office at Amsteldijk 166, 6th Floor, 1079 LH Amsterdam, The Netherlands; and

(2)	IVANHOE NETHERLANDS HOLDINGS III B.V., a company incorporated under the laws of The Netherlands (“Ivanhoe Contributee”), having its registered office at Herengracht 483, 1017 BT, Amsterdam, The Netherlands.

RECITALS

A. Jahold owns 15,625 Shares (the “MX 2003 Shares”) of Madrid Xanadu 2003, S.L., a company duly incorporated under Spanish law, having its registered address at Centro Comercial MADRID XANADU. OFICINA DE GESTION, ARROYOMOLINOS, MADRID, registered with the Commercial Registry of Madrid in Tome 17,034, Book 0, Folio 67, Section 8, Page 291,455, with Tax Identification Number (CIF) B83141085 (“MX 2003”). The MX 2003 Shares represent all of the stock of MX 2003, and were acquired by Jahold as follows: (a) by subscription of 301 Shares in the deed of transfer of Shares dated January 31, 2002, executed before the Notary Public of Madrid, Mr. Carlos de Prada Guaita; (b) by subscription of 15,323 Shares in the increase in capital dated June 11, 2002 formalized before the Notary Public of Madrid Mr. José Luis Martínez-Gil; and (c) by subscription of 1 Share in the increase in capital dated December 1, 2004 formalized before the Notary Public of Madrid Mr. Ignacio Martínez-Gil; and Jahold also owns the Jahold Inter-Company Loans, as defined below (the MX 2003 Shares and the Jahold Inter-Company Loans being referred to collectively as the “MX 2003 Interests”).

B. Golober owns 50,302 Shares (the “PDN Shares”) of Parque de Nieve Madrid, S.L., a company duly incorporated under Spanish law, having its registered address at Centro Comercial MADRID XANADU. OFICINA DE GESTION, ARROYOMOLINOS, MADRID (pending of registration), registered with the Commercial Registry of Madrid in Tome 17,444, Book 0, Folio 114, Section 8, Page 299,393 with Tax Identification Number (CIF) B-83232314 (“PDN”). The PDN Shares represent all the stock of PDN and were acquired by Golober as follows: (a) by subscription of 301 Shares in the deed of incorporation dated February 26, 2002, executed before the Notary Public of Madrid, Mr. Carlos de Prada Guaita; (b) by subscription of 50,000 Shares in the increase in capital dated December 2, 2002 formalized before the Notary Public of Madrid, Mr. Carlos de Prada Guaita; and (c) by subscription of 1 Share (the “PDN Non-Registered Share”) in the increase in capital dated December 28, 2005 formalized before the Notary Public of Madrid Mr. Ignacio Martínez-Gil (pending registration with the Commercial Registry); and Golober also owns the Golober Inter-Company Loans, as defined below (the PDN Registered Shares, the PDN Non-Registered Share Rights and the Golober Inter-Company Loans being referred to collectively as the “PDN Interests”).

C. Jahold desires to contribute the Jahold Spanish Interests to the Ivanhoe Contributee in consideration of the issuance to Jahold of the Jahold Contributee Shares and Golober desires to contribute the Golober Spanish Interests to the Ivanhoe Contributee in consideration of the issuance to Golober of the Golober Contributee Shares, and the Ivanhoe Contributee desires to accept such contributions, all subject to and on the terms and conditions more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. For purposes of this Agreement, the term(s):

1.1. “Additional Tax Indemnity Obligation” has the meaning set forth in Section 9.1(b).

1.2. “Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly Controls, or is Controlled by, or is under common Control with, such first Person, provided that no Subject Company shall be considered an Affiliate of either of the Contributors or of the Ivanhoe Contributee for purposes of this definition. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and decision-making of a Person and “Controlled” shall have the corresponding meaning.

1.3. “Affiliate Equity Interests” has the meaning set forth in Section 2.6(c)(ii).

1.4. “Agreement” has the meaning set forth in the introductory paragraph hereto.

1.5. “Applicable Laws” means all statutes, laws, by-laws, regulations, ordinances, orders and requirements of any Governmental Authority having jurisdiction.

1.6. “Assignment and Assumption of Contracts” means an agreement for the assignment and assumption of Contracts, in the form to be agreed upon by the Contributors and the Ivanhoe Contributee, each acting reasonably.

1.7. “Assignment of Intellectual Property” has the meaning set forth in Section 2.3.

1.8. “Bankruptcy Code” means 11 U.S.C. Section 101 et seq., or any statute of similar nature or purpose under United States, Canadian, Spanish, Dutch, British, European Union or other laws.

1.9. “Basket Amount” means US$250,000.

1.10. “Business Day” means any day other than a Saturday, Sunday or a statutory holiday in any of Toronto, Ontario, Madrid, Spain, Amsterdam, The Netherlands, or New York, New York.

1.11. “Chattels” means all equipment, inventory, vehicles, furniture, supplies and other chattels or tangible personal property located at or in the Property or used in the maintenance, repair and operation of the Property (including, without limitation, all computer hardware and software and all operating manuals in respect of any equipment) other than such property which is owned by any Tenant.

1.12. “Claims” means all past, present and future claims, suits, proceedings, liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, fines, disbursements, reasonable legal fees and disbursements, interest, demands and actions of any nature or any kind whatsoever.

1.13. “Closing” means the completion of the Transactions.

1.14. “Closing Date” means the date of Closing.

1.15. “Closing Deliveries Escrow Agent” means Houthoff Buruma N.V., Amsterdam, The Netherlands.

1.16. “Closing Documents” means the agreements, instruments and other deliveries to be delivered by the Ivanhoe Contributee or its solicitors (or by either of them) pursuant to Section 4.2 and the agreements, instruments and other deliveries to be delivered by the Contributors or their solicitors (or either of them) pursuant to Section 4.

1.17. “Contracts” means: (i) all contracts and agreements with Third Parties (other than Leases and policies of insurance) relating to the Property to which any one or more of the Contributors or the Subject Companies is a party or by which any of the Contributors, the Subject Companies or the Property is bound in connection with the ownership, management, maintenance, operation, cleaning, security, protection or servicing of the Property, and (ii) all of the Mills Services Contracts and all Designated Contracts, if any; without limiting the foregoing, it is confirmed that none of the Management Arrangements constitutes a Contract.

1.18. “Contribution Value” has the meaning set forth in Section 2.2(a).

1.19. “Contributors” means, collectively, Jahold and Golober.

1.20. “Controlled Breach” means a breach of any Subject Mills Representation that is caused by or attributable to any action or omission of any Mills Entity at any time from (and including) the date of this Agreement, which action or omission violates any provision of this Agreement or causes any representation or warranty made by the Contributors, or either of them, to be untrue as of the time of Closing.

1.21. “Cut-Off Date” means the Business Day prior to the last day of the Due Diligence Period.

1.22. “Data Room CD-ROM” means a CD-ROM or DVD-ROM, or a set thereof, prepared by the Contributors that contains copies of the Leases and Contracts for the Property, and a copy of the PDN Ground Lease, a copy of which CD ROM or DVD ROM, or a set thereof, has been delivered to the Ivanhoe Contributee as of the date hereof (and specifically identified as such), as the same shall be updated from time to time up to and including the Cut-Off Date.

1.23. “Designated Contracts” has the meaning set forth in Section 2.11(a).

1.24. “Due Diligence” has the meaning set forth in Section 2.12(a).

1.25. “Due Diligence Period” has the meaning set forth in Section 2.12(a).

1.26. “Employee Information” means all files relating to any of the Property Employees in the possession or control of the Contributors or their Affiliates.

1.27. “Employee Plans” means any insurance plans providing for disability, hospitalization, healthcare, medical or dental treatments or expenses, life insurance, accidental death and dismemberment insurance, death or survivor’s benefits and supplementary employment insurance, in each case regardless of whether or not such benefits are insured or self-insured, which are maintained, or otherwise contributed to or required to be contributed to in respect of any of the Property Employees.

1.28. “Employment Agreements” means all employment agreements between Mills Global Spain and the Property Employees in existence as of the date of this Agreement.

1.29. “Employment Consents” has the meaning set forth in Section 2.11(b)(i).

1.30. “Encumbrances” means, in the case of any given assets or property (whether tangible or not), all mortgages, pledges, charges, liens, debentures, hypothecs, trust deeds, assignments by way of security, security interests, conditional sales contracts or other title retention agreements or similar interests or instruments charging, or creating a security interest in, such assets or property or any part thereof or interest therein, and any agreements, leases, options, attachments (“beslagen”), garnishments, certificates of pending litigation (lis pendens), easements, rights of way, restrictions, executions or other encumbrances (including notices or other registrations in respect of any of the foregoing) affecting title to such assets or property or any part thereof.

1.31. “Escrow Agreement” means an escrow agreement pursuant to which certain Closing Documents are held in escrow by the Closing Deliveries Escrow Agent pending completion of the Closing, in the form to be agreed upon by the Contributors and the Ivanhoe Contributee, each acting reasonably.

1.32. “Excluded Claims” has the meaning set forth in Section 2.10(d).

1.33. “Excluded Management Assets” means the software applications listed on Schedule B.

1.34. “Existing Auditors” has the meaning set forth in Section 2.6(a).

1.35. “Goldman Sachs” means Goldman Sachs Mortgage Company.

1.36. “Golober” has the meaning set forth in the first paragraph of this Agreement.

1.37. “Golober Contributee Shares” has the meaning set forth in Section 2.1(b).

1.38. “Golober Inter-Company Loans” means all of the Inter-Company Loans owed to Golober that are described on Schedule D, as well as all benefits and security acknowledging or evidencing such Inter-Company Loans, and all other rights and benefits arising therefrom or relating thereto.

1.39. “Golober Spanish Interests” means the PDN Interests and all rights, benefits and interests relating thereto.

1.40. “Governmental Authority” means any government, autonomous community (“comunidad autónoma”), legislature, municipality, regulatory authority, agency, commission, department, board or court or other law, regulation or rule-making entity.

1.41. “Historical Liabilities” has the meaning set forth in Section 9.1.

1.42. “Hypo Debt” means, as of any particular time, the outstanding principal amount of the indebtedness evidenced and/or secured by the Hypo Debt Documents, together with all accrued unpaid interest thereon and any other amounts payable thereunder or in respect thereof, including all fees or other amounts payable to the lender, its lawyers or other representatives in connection with the assumption of such debt and the Hypo Debt Documents.

1.43. “Hypo Debt Credit” has the meaning set forth in Section 2.2(a).

1.44. “Hypo Debt Documents” means that certain Loan Agreement, executed on December 30, 2002, before the Notary Public of Madrid, Mr. Pablo de la Esperanza Rodriguez, with number 4,619 of his protocol, between MX 2003, as borrower, and Bayerische Hypo-Und Vereinsbank Aktiengesellschaft, as lender, arranger, and agent, together with all of the other instruments and agreements which evidence or secure the Hypo Debt including all Encumbrances securing the Hypo Debt.

1.45. “Indemnitee” has the meaning set forth in Section 10.1.

1.46. “Indemnitor” has the meaning set forth in Section 10.1.

1.47. “Intellectual Property” means the trade names, trade marks, logos, commercial symbols, business names, websites, and/or domain names described on Schedule C.

1.48. “Inter-Company Loans” means all indebtedness of MX 2003 or PDN to any Mills Entities, including, without limitation, the Jahold Inter-Company Loans and the Golober Inter-Company Loans, but excluding any obligations of PDN under the PDN Ground Lease.

1.49. “Interim Financial Statements” means, in the case of each of the Subject Companies, the unaudited financial statements of such Subject Company for the period commencing on January 1, 2006 and ending on August 31, 2006.

1.50. “Ivanhoe” means Ivanhoe Cambridge Inc.

1.51. “Ivanhoe Contributee” has the meaning set forth in the first paragraph of this Agreement.

1.52. “Ivanhoe Contributee’s Solicitors” means Houthoff Buruma N.V., Amsterdam.

1.53. “Ivanhoe Employment Entity” means Ivanhoe España S.A.

1.54. “Ivanhoe Indemnity” means the indemnity by Ivanhoe in favour of the Contributors in respect of any Claims made by the Contributors in respect of any breach of the representations and warranties made by the Ivanhoe Contributee in Section 2.9, and in respect of the Ivanhoe Contributee’s obligations pursuant to Sections 2.4 and 2.10(d), such indemnity to be in form and substance satisfactory to Ivanhoe and the Contributors, all acting reasonably.

1.55. “Jahold” has the meaning set forth in the first paragraph of this Agreement.

1.56. “Jahold Inter-Company Loans” means all of the Inter-Company Loans owed to Jahold that are described on Schedule D, as well as all benefits and security acknowledging or evidencing such Inter-Company Loans, and all other rights and benefits arising therefrom or relating thereto.

1.57. “Jahold Contributee Shares” has the meaning set forth in Section 2.1(a).

1.58. “Jahold Spanish Interests” means the MX 2003 Interests and all rights, benefits and interests relating thereto.

1.59. “Known by the Ivanhoe Contributee” means written information or documentation that has been delivered to the Ivanhoe Contributee or any of its Affiliates by any Mills Entity or any Third Party and also any written information or documentation that has otherwise been made available to the Ivanhoe Contributee or any of its Affiliates by any Mills Entity.

1.60. “Leases” means all agreements to lease, leases, renewals of leases, subtenancy agreements, parking agreements, storage agreements and other agreements (including licences) which entitle any Person to possess or occupy any space within the Property, together with all security, guarantees and indemnities relating thereto, in each case as amended, renewed or otherwise varied, but excludes the PDN Ground Lease.

1.61. “Liability Cap” means US$7,500,000.

1.62. “Loan Fees” has the meaning set forth in Section 2.4(b).

1.63. “Madrid Xanadu Name Assignment Agreement” means the agreement entitled “Bill of Sale and Assignment of Leases, Contracts, Warranties, Guaranties and Other Intangible Property” dated as of August 18, 2004 between PGC, Tolka, Madrid Xanadu 2000, S.L. and Jaafar Jawad Al Jalabi, as assignor, and MX 2003, as assignee, pursuant to which, inter alia, the assignor made certain covenants in favour of MX 2003 in respect of the use of the name “Xanadu”, “Madrid Xanadu” and variations thereof.

1.64. “Management Arrangements” means all arrangements or contracts with any Mills Entities involving the development, management, leasing and/or operation of the Property, all of which are described on Schedule E.

1.65. “Management Termination and Release” has the meaning set forth in Section 2.10(a).

1.66. “Mandatory Amount” has the meaning set forth in Schedule A.

1.67. “Maximum Amount” has the meaning set forth in Schedule A.

1.68. “Mills Affiliate Loans” means all loans made by either of the Subject Companies to any Mills Entities that are outstanding as of the date hereof.

1.69. “Mills’ Broker” has the meaning set forth in Section 7.

1.70. “Mills Corp.” means The Mills Corporation, a Delaware corporation.

1.71. “Mills Entity” means either of the Contributors or any other Affiliate of TMLP.

1.72. “Mills Global Spain” means Mills Global Services of Spain, S.L.

1.73. “Mills Madrid Encumbrances” means all Encumbrances in favour of Mills Kan-Am B.V. (now known as Mills Madrid, B.V.), or any successor or assign.

1.74. “Mills Service Contracts” has the meaning set forth in Section 2.11(a).

1.75. “MX 2003” has the meaning set forth in the Recitals.

1.76. “MX 2003 Directors and Officers” means the Persons listed on Schedule F in their capacities as directors or officers of MX 2003.

1.77. “MX 2003 Financial Statements” has the meaning set forth in Section 2.7(a)(vi).

1.78. “MX 2003 Interests” has the meaning set forth in the Recitals.

1.79. “MX 2003 Property” means the real property owned by MX 2003 described in the Land Registry of Arroyomolinos (Madrid), as set forth on Schedule H attached hereto.

1.80. “Non-Assignable Rights” has the meaning ascribed thereto in Section 2.11(a).

1.81. “Notary” means Arnout Stroeve or any other civil-law notary of Houthoff Buruma N.V. in Amsterdam.

1.82. “Notice” has the meaning ascribed thereto in Section 11.5.

1.83. “PDN” has the meaning set forth in the Recitals.

1.84. “PDN Directors and Officers” means the Persons listed on Schedule G in their capacities as directors and officers of PDN.

1.85. “PDN Financial Statements” has the meaning set forth in Section 2.7(b)(vi).

1.86. “PDN Ground Lease” means the Lease of Land and Buildings dated 27 December, 2002, between MX 2003, as lessor, and PDN, as lessee, as amended by that certain First Amendment to Lease of Land and Buildings dated 30 December, 2005.

1.87. “PDN Interests” has the meaning set forth in the Recitals.

1.88. “PDN Non-Registered Share” has the meaning set forth in the Recitals.

1.89. “PDN Non-Registered Share Rights” means all of Golober’s proprietary rights, proprietary title and interests in and to the PDN Non-Registered Share, it being acknowledged that the transfer of the PDN Non-Registered Share itself will be subject to the registration of the issuance of the PDN Non-Registered Share in the Registry Sheet for PDN, and all of Golober’s rights to reimbursement of the monies contributed as nominal value and premium to pay up the PDN Non-Registered Share in the event it is amortized at PDN’s sole discretion.

1.90. “PDN Property” means the leasehold interest of PDN in a portion of the MX 2003 Property pursuant to the PDN Ground Lease.

1.91. “PDN Registered Shares” means all of the PDN Shares other than the PDN Non-Registered Share.

1.92. “Permitted Encumbrances” means, with respect to the Spanish Interests or the Property: (i) the Encumbrances that are registered against the title to the Property as of 10:00 a.m. on the Cut-Off Date or which are Known by the Ivanhoe Contributee as of the Cut-Off Date other than the Mills Madrid Encumbrances; (ii) encumbrances for real property taxes (which term includes charges, rates and assessments, and other governmental charges or levies) or charges for electricity, power, gas, water and other services and utilities in connection with the Property that have accrued but are not yet due and owing or, if due and owing, are otherwise provided for between the parties, or their Affiliates; (iii) to the extent that they existed as at 10:00 a.m. on the Cut-Off Date and are Known by the Ivanhoe Contributee, facility sharing, cost sharing, tunnel, pedway, servicing, parking, reciprocal and other similar agreements in respect of the Property with neighbouring landowners and/or Governmental Authorities; (iv) other Encumbrances affecting the Property that are in existence as of 10:00 a.m. on the Cut-Off Date, provided they do not adversely affect the development, use, operation or value of the Property and do not secure the payment of money or any other monetary obligations; (v) registrations relating to any of the leased personal property pursuant to any of the Contracts; (vi) the Leases and the Hypo Debt Documents; and (vii) the Encumbrances set out on Schedule I.

1.93. “Person” means an individual, partnership, corporation, trust, unincorporated organization, government, or any department or agency thereof, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.

1.94. “PGC” has the meaning set forth in Schedule A.

1.95. “PGC Escrow Agreement” means the agreement entitled “Attachment Termination and Escrow Agreement” made the 3rd day of October, 2006 among certain Mills Entities, PGC, Tolka, Silsparo B.V. and Goldman Sachs International.

1.96. “PGC Litigation” has the meaning set forth in Schedule A.

1.97. “PGC Risk” has the meaning set forth in Schedule A.

1.98. “Power Center Project” means that certain project to build a power center on a portion of the Property in which one or both of the Subject Companies is currently engaged.

1.99. “Pre-Closing Consultant” shall mean any lawyer, accountant, or other Person who has provided services to the Subject Companies for any period prior to and including the Closing.

1.100. “Property” means the MX 2003 Property and the PDN Property, collectively.

1.101. “Property Employee” means those individuals listed in Schedule J hereto.

1.102. “Qualified Designees” means any Person, directly or indirectly, wholly-owned by Ivanhoe.

1.103. “Registry Sheet” means, in the case of each of the Subject Companies, the Registry Sheet (“Hoja Registral”) for such Subject Company at the Commercial Registry of the corporate domicile of such Subject Company.

1.104. “Requisite Financial Statements” has the meaning set forth in Section 2.6(a).

1.105. “Scheduled Closing Date” has the meaning set forth in Section 4.

1.106. “Shares” means, in the case of either of the Subject Companies, participaciones sociales.

1.107. “Spanish Interests” means, collectively, the MX 2003 Interests, the PDN Interests and all rights, benefits and interests relating to any of the foregoing.

1.108. “St. Enoch/Vaughan Mills Purchase Agreement” means the Agreement for Transfer of Ownership Interests between Affiliates of TMLP and Affiliates of Ivanhoe, dated as of the date hereof, and related to the sale by such Affiliates of TMLP of their interests, direct or indirect, in the properties known as the “St. Enoch Property” and the “Vaughan Mills Property”, as such Agreement may be amended or supplemented by the parties thereto from time to time.

1.109. “Subject Companies” means MX 2003 and PDN.

1.110. “Subject Company Assets” means, collectively, all the assets of the Subject Companies, excluding the Mills Affiliate Loans and the Affiliate Equity Interests.

1.111. “Subject Mills Representations” has the meaning set forth in Section 2.7(d).

1.112. “Survival Date” has the meaning set forth in Section 2.7(d).

1.113. “Tax” or “Taxes” means all taxes, charges, fees, levies, duties, contributions, withholdings or liabilities, imposts and other assessments, whether payable to any governmental, state, federal, provincial, regional (“autonomous community”), local, or other governmental authority, including without limitation, all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, transfer, profit, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, local improvement rates or charges, and any other taxes, customs duties, fees, assessments, royalties, duties, deductions or similar charges in the nature of a tax, including pension plan contributions, employment insurance payments and workers compensation premiums, together with any instalments, and any interest surcharges, fines and penalties imposed by any Governmental Authority, whether disputed or not.

1.114. “Tenants” means any tenants or licensees occupying space at the Property, excluding PDN.

1.115. “Third Party” means any Person who is not one of the Contributors, the Ivanhoe Contributee, the Subject Companies or an Affiliate of any of them.

1.116. “Third-Party Claim” has the meaning set forth in Section 10.1.

1.117. “Threshold Damage Amount” has the meaning set forth in Section 8(a).

1.118. “Threshold Taking Percentage” has the meaning set forth in Section 8(b).

1.119. “TMLP” means The Mills Limited Partnership, a Delaware limited partnership.

1.120. “TMLP Indemnity” means the indemnity by TMLP in favour of the Ivanhoe Contributee in respect of any Claims made by the Ivanhoe Contributee in respect of any breach of the representations and warranties made by any of the Contributors in Section 2.7, subject to the provisions of Section 2.7(d), and the agreement of TMLP in respect of the obligations of the Contributors and TMLP pursuant to Sections 2.6(c) and 2.10(e), and the agreement of TMLP by TMLP in favour of the Ivanhoe Contributee and the Subject Companies in respect of any obligations of the Contributors pursuant to Section 9 hereof, such document to be in form and substance satisfactory to TMLP and the Ivanhoe Contributee, each acting reasonably.

1.121. “Tolka” has the meaning set forth in Schedule A.

1.122. “Total Acquisition Cost” has the meaning set forth in the definition of “Profit”.

1.123. “Transactions” means the transactions provided for in Section 2.1 of this Agreement.

1.124. “Transfer Instruments” means any instruments effecting the contribution of the Spanish Interests and the issuance of the Jahold Contributee Shares and the Golober Contributee Shares as contemplated pursuant to this Agreement.

1.125. “Transferred Employees” has the meaning set forth in Section 2.11(b)(i).

1.126. “Uncontrolled Breach” means any breach of a Subject Mills Representation that is not a Controlled Breach.

1.127. “Unlimited Representations” means the representations set forth in the following sections: Section 2.7(a)(i) through Section 2.7(a)(vii), Section 2.7(a)(viii)(x) and (y), Section 2.7(a)(ix), Section 2.7(a)(x), Section 2.7(b)(i) through Section 2.7(b)(vii), Section 2.7(b)(viii)(x) and (y), Section 2.7(b)(ix) and Section 2.7(b)(x).

1.128. “Unpaid Development Costs” means the fixed amount of Seventeen Million, Seven Hundred and Forty-four Thousand, One Hundred and Fourteen Euro (€17,744,114), which the parties have agreed is the amount of the costs with respect to the Power Centre Project which have not been paid as of the Cut-Off Date, including those that have not been incurred as of such time.

2. Contribution of the Spanish Interests

2.1. Conveyance. Subject to and upon the terms and conditions herein provided:

(a) the Ivanhoe Contributee hereby agrees on Closing to issue to Jahold 12 class B shares, each with a nominal value of €100 (the “Jahold Contributee Shares”), which Jahold Contributee Shares shall be paid up by Jahold through a contribution in kind specified in the following sentence. Jahold hereby agrees on Closing to contribute to the Ivanhoe Contributee all of the Jahold Spanish Interests free of all Encumbrances other than the Hypo Debt Documents (it being agreed that the value of the Jahold Spanish Interests is as set out on Schedule K hereto) and the Ivanhoe Contributee hereby agrees that it shall accept the contribution and assume the Jahold Spanish Interests on such basis. The surplus value of the contribution in kind specified in the previous sentence in excess of the nominal value of the Jahold Contributee Shares shall be share premium, which shall be exclusively allocated to the class B share premium reserve of the Ivanhoe Contributee; and

(b) the Ivanhoe Contributee hereby agrees on Closing to issue to Golober 12 class C shares, each with a nominal value of €100 (the “Golober Contributee Shares”), which Golober Contributee Shares shall be paid up by Golober through a contribution in kind specified in the following sentence. Golober hereby agrees on Closing to contribute to the Ivanhoe Contributee all of the Golober Spanish Interests free of all Encumbrances (it being agreed that the value of the Golober Spanish Interests is as set out on Schedule K hereto) and the Ivanhoe Contributee hereby agrees that it shall accept the contribution and assume the Golober Spanish Interests on such basis. The surplus value of the contribution in kind specified in the previous sentence in excess of the nominal value of the Golober Contributee Shares shall be share premium, which shall be exclusively allocated to the class C share premium reserve of the Ivanhoe Contributee.

2.2. Contribution Value

(a) The aggregate contribution value (the “Contribution Value”) for the Spanish Interests shall be the fixed amount of Five Hundred and Eleven Million Dollars (US$511,000,000), less the aggregate of (i) the Unpaid Development Costs; and (ii) the amount (the “Hypo Debt Credit”) of the Hypo Debt that is outstanding as of the Closing Date, including all accrued interest, converted into US dollars in accordance with the provisions of Section 2.2(c). The Contribution Value is allocated among the Spanish Interests as set forth on Schedule K. The Unpaid Development Costs and the amount of the Hypo Debt Credit shall be converted from Euro into US dollars in accordance with the provisions of Section 2.2(c).

(b) At Closing, subject to the Escrow Agreement, the Contribution Value shall be satisfied in full by the issuance of the Jahold Contributee Shares and the Golober Contributee Shares.

(c) Whenever this Agreement requires a calculation of the exchange rate between the Euro and the US dollar, such exchange rate shall be 1.26885 US dollars for each Euro.

2.3. Assignment of Intellectual Property.

On the Closing Date, the Contributors, at their own expense, shall execute, or caused to be executed, an assignment of Intellectual Property, in a form acceptable to the parties (the “Assignment of Intellectual Property”) by which they or any other Mills Entity shall irrevocably transfer, sell, assign, or cause to be assigned, transferred and sold, to MX 2003 and/or any Qualified Designees designated by the Ivanhoe Contributee, all rights and entitlements to or in respect of the Intellectual Property. Such transactions constitute part of the Transactions and the consideration for them is included in the Contribution Value and the value of such consideration is not contingent on the use of the Intellectual Property; neither the Ivanhoe Contributee, MX 2003 nor any Qualified Designee shall be required to pay any additional consideration either to the Contributors or any other Person who currently owns such name or other Intellectual Property. The Contributors shall also execute and deliver, and cause any other Mills Entity to execute and deliver, after Closing any additional documents required under Spanish law to give effect to this Section 2.3 and the assignments referred to herein; this obligation shall survive, and shall not merge on, Closing.

2.4. Transfer Costs.

(a) The Ivanhoe Contributee shall pay:

(i) all transfer taxes, sales tax, stamp duty, land taxes and any other similar taxes that will be due in connection with the transfer of the Spanish Interests whether arising from a reassessment or otherwise and all city, provincial, regional and national charges to record and file documents, and whether payable at Closing or following Closing other than any costs and registration fees payable in connection with the discharge of Encumbrances, if any, which are to be discharged by any of the Contributors pursuant to the terms or in furtherance of this Agreement (collectively, “Transfer Taxes”); and

(ii) all fees payable to, and all costs and expenses relating to the Notary and any other notary used by them in connection with this Agreement, the Transfer Instruments, and the Closing (the “Notary Costs”, and collectively with the Transfer Taxes, the “Transfer Costs”).

(b) The Contributors shall pay any fees or other amounts payable to the lenders or other finance parties under the Inter-Company Loans or the Hypo Debt as a result of or in connection with the transfer of the Spanish Interests hereunder (the “Loan Fees”), and shall fully indemnify and save harmless the Ivanhoe Contributee and the Subject Companies from all Loan Fees.

(c) The Ivanhoe Contributee hereby indemnifies and saves the Contributors and their shareholders, directors, officers, employees, advisors and agents harmless from all Claims incurred, suffered or sustained as a result of:

(i) the failure by the Ivanhoe Contributee to pay any Transfer Costs; and

(ii) the failure by the Ivanhoe Contributee to file any returns, certificates, filings, election notices or other documents required to be filed by the Ivanhoe Contributee or the Subject Companies after Closing with any central, federal, regional, provincial or other taxing authorities in connection with the contribution to the Ivanhoe Contributee of the Spanish Interests, unless such failure is attributable to the Registry Sheet not being open, or any other condition or circumstance existing at the Closing that prevents or delays the applicable filing.

(d) The provisions of this Section 2.4 shall survive, and shall not merge on, the Closing.

2.5. Escrow Provisions.

All Closing Documents, other than the notarial deed of issuance of the Jahold Contributee Shares and the Golober Contributee Shares, any notarial documents required in connection with the assumption of the Hypo Debt, and any notarial discharge of the Mills Madrid Encumbrances, shall be delivered into escrow at the place of Closing in accordance with the provisions of this Agreement and the Escrow Agreement.

2.6. Conduct of Business Until Closing and Filing of Financial Statements.

(a) The Contributors shall use their best efforts to deliver to the Ivanhoe Contributee audited financial statements for the Subject Companies in respect of 2005 and any prior years for which such statements are not currently available (the “Requisite Financial Statements”) as soon as possible and in any event prior to December 31, 2006. The Contributors shall also cause the Subject Companies to provide updated unaudited quarterly (and, if available, unaudited monthly) financial statements as soon as possible after the end of the relevant period after June 30, 2006 and prior to the Closing Date, and shall also provide such other financial statements, if any, in respect of the Subject Companies that are provided to the holder of the Hypo Debt or any other Third Party. The Contributors shall keep the Subject Companies and the Ivanhoe Contributee fully informed of the status of their efforts in respect of the matters described above in this Section 2.6(a). If the Requisite Financial Statements have not been delivered by December 31, 2006, the Ivanhoe Contributee shall have the right, upon giving a one-time prior written notice to the Contributors, to take all steps necessary to obtain the Requisite Financial Statements including, without limitation, dealing directly with the existing auditors of the Subject Companies (the “Existing Auditors”) and/or taking all necessary steps to replace the Existing Auditors with other auditors named by the Ivanhoe Contributee. The Contributors shall provide the Subject Companies, the Ivanhoe Contributee, the Existing Auditors and any new auditors with all cooperation, and information in the possession or control of any Mills Entity, required to finalize the Requisite Financial Statements, including (if applicable) using all commercially reasonable efforts to provide any new auditors with access to the Existing Auditors and their working papers. If any directors or officers of MX 2003 or PDN appointed by the Ivanhoe Contributee are required to sign any accounts or financial statements for MX 2003 or PDN, as the case may be, in respect of any period prior to the Closing and/or the Ivanhoe Contributee, or any Affiliate, is required to approve such accounts or financial statements, such actions shall not in any way constitute an acceptance by, or on behalf of, the Ivanhoe Contributee, or any of its Affiliates, of such accounts or financial statements, or any matters referred to therein, nor shall such actions in any way release the Contributors or TMLP from any of their obligations and liabilities pursuant to this Agreement, the Closing Documents or any other agreements, in respect of such period prior to Closing, including without limitation, pursuant to Section 9 hereof. The provisions of this Section 2.6(a) shall survive, and shall not merge on, Closing; but if the Transactions are not completed, these provisions shall not survive any resulting termination of this Agreement.

(b) Prior to the Closing, the Contributors shall cause the Subject Companies to use commercially reasonable efforts to operate the Property in a manner consistent with past practices and to conduct their businesses only in the ordinary course and in a manner consistent with past practices. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement (including the definition of Permitted Encumbrances and the foregoing sentence), the Contributors shall ensure that the Subject Companies shall not enter into any transaction or take any action that would result in a breach of any representation, warranty, covenant or other obligation of the Contributors or the Subject Companies contained herein and shall also ensure that the Subject Companies shall not create or incur: (i) any material obligation or liability in contravention of the preceding sentence of this Section, or (ii) any Encumbrance securing the payment of money or other monetary obligations which will not be discharged on or before the Closing. In addition, following the expiration or waiver of the Due Diligence Period, the Contributors and other Mills Entities shall not take or permit any material action with respect to the Property or the Subject Companies (which material action shall be deemed to include, without limitation, the creation or incurring any material liability or any Encumbrances) without the prior consent of the Ivanhoe Contributee, which may be withheld in its sole and absolute discretion, unless previously approved by or committed to by the Ivanhoe Contributee or any of its Affiliates. The provisions of this Section 2.6(b) shall survive, and shall not merge on, Closing.

(c) The Contributors shall use their best efforts to cause, on or before Closing: (i) all Mills Affiliate Loans that are outstanding as of the date hereof to be fully repaid, or fully transferred to one or more Mills Entities other than the Subject Companies, in each case for an amount equal to the aggregate indebtedness under the relevant Mills Affiliate Loan (including all accrued interest, whether or not then due and payable); (ii) to have the Subject Companies fully transfer any ownership interest they have in any other Mills Entities (“Affiliate Equity Interests”) to one or more Mills Entities other than the Subject Companies, in each case for an amount equal to the accounting value of such Affiliate Equity Interest registered in the applicable Subject Company, and (iii) the Subject Companies to have fully repaid all of the Inter-Company Loans (including all accrued interest, whether or not then due and payable) other than the Golober Inter-Company Loans and the Jahold Inter-Company Loans and such Inter-Company Loans to be fully discharged and released. If all such transfers, repayments and discharges/releases cannot be completed prior to Closing, then:

A. not later than the Business Day prior to Closing, the Contributors shall deliver to the Ivanhoe Contributee a list of all (i) Mills Affiliate Loans known to them that will be owned by either of the Subject Companies after Closing, if any, (ii) all Affiliate Equity Interests known to them that will be owned by either of the Subject Companies after Closing, if any, and (iii) all Inter-Company Loans, other than the Golober Inter-Company Loans and the Jahold Inter-Company Loans, known to them that will be owed by either of the Subject Companies after the Closing, if any; and

B. the Contributors shall, notwithstanding the Closing, forthwith thereafter, at their own expense, cause to be completed and delivered all of the actions and documents referred to in clauses (c) (i), (ii) and (iii) above and the Contributors shall be entitled to the proceeds from any repayment or transfer of the Mills Affiliate Loans or Affiliate Equity Interests, subject to payment of all costs and Taxes relating thereto, and the Ivanhoe Contributee shall cause the Subject Companies to cooperate with the Contributors, at the expense of the Contributors, in effecting any transfer of any such property or any discharge and release of such Inter-Company Loans, other than the Golober Inter-Company Loans and the Jahold Inter-Company Loans, provided that such actions are effected in accordance with all Applicable Laws and do not result in the Ivanhoe Contributee or the Subject Companies incurring any costs, losses, obligations, liabilities or other Claims.

Notwithstanding any other provision of this Agreement, but without derogating from Section 9 hereof, the Contributors and TMLP shall be responsible for, and shall fully indemnify the Subject Companies and the Ivanhoe Contributee from, all Taxes payable by the Subject Companies in respect of any such Mills Affiliate Loans, Affiliate Equity Interests and Inter-Company Loans (other than the Jahold Inter-Company Loans and the Golober Inter-Company Loans), or any repayment, releases, discharges or transfers thereof, whether before or after Closing, as well as all Claims relating thereto. The provisions of this Section 2.6(c) shall survive, and shall not merge on, Closing.

2.7. Representations and Warranties of the Contributors.

(a) Jahold hereby represents and warrants to the Ivanhoe Contributee that, as of the date of this Agreement and as of Closing, except as specifically set forth on Schedule M:

(i) Jahold is a company duly organized and validly existing under the laws of The Netherlands and has all requisite power and authority to carry on its businesses as now conducted;

(ii) Jahold is the legal and beneficial owner (propietario en pleno dominio) of the MX 2003 Interests and is registered as the sole shareholder of MX 2003 in the registered book (libro registro de socios) of MX 2003;

(iii) the MX 2003 Shares are ordinary shares, have been validly issued, carry equal rights, are fully paid-up and are free of any Encumbrances or third party rights of any nature whatsoever (other than liens existing as of the date of this Agreement securing the Hypo Debt and the Mills Madrid Encumbrances, which liens, in the case of the Madrid Encumbrances, shall be released and discharged at Closing). MX 2003 has not issued, nor has it undertaken to issue, any shares other than the MX 2003 Interests, nor has it issued any bonds or similar securities that grant to any Person the right to participate in the share capital of MX 2003;

(iv) MX 2003 is a limited liability company (sociedad de responsabilidad limitada) duly incorporated and validly existing under the laws of Spain and has all requisite power and authority to carry on its business as now conducted. Since a Mills Entity first acquired a beneficial interest in the MX 2003, MX 2003 has not engaged in any business or operations other than developing and operating the Property, except that MX 2003 has made loans to Mills Entities (all of which shall be repaid or transferred to one or more Mills Entities other than the Subject Companies as provided for in Section 2.6(c));

(v) the shareholders register book (libro registro de socios) of the MX 2003 and the minutes book (libro de actas) of MX 2003 are duly legalized and up-to-date in all material respects and record all the special powers of attorney granted by MX 2003;

(vi) the Contributors have furnished to the Ivanhoe Contributee unaudited financial statements of MX 2003 as of December 31, 2005 and the Interim Financial Statements of MX 2003 (the “MX 2003 Financial Statements”); such financial statements fairly present the financial position and results of operations of MX 2003 in accordance with generally accepted Spanish accounting principles consistently applied and the Interim Financial Statements of MX 2003 are presented in a manner consistent with the aforementioned unaudited financial statements of MX 2003 as of December 31, 2005, subject only to the qualification that the Interim Financial Statements are not a full presentation of the financial position because they do not include footnotes;

(vii) the execution, delivery and performance by Jahold of this Agreement and the Closing Documents to which it is a party are within its powers, have been duly authorized by Jahold. This Agreement has been duly authorized, executed and delivered and constitutes (and on Closing will constitute) the legal, valid and binding obligations of Jahold enforceable against Jahold in accordance with its terms. All of the Closing Documents to which Jahold is a party have been (or will be at the Closing) duly authorized, executed and delivered and as of the Closing will constitute the legal, valid and binding obligations of Jahold, enforceable against Jahold in accordance with their respective terms;

(viii) subject to, in the case of (z) below, receipt of consent from Hypo Bank under the Hypo Loan Documents, the execution and delivery of this Agreement and the performance by Jahold of its obligations hereunder do not and will not conflict with or violate (x) any Applicable Laws, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Jahold or MX 2003, (y) any decision or ruling of any arbitrator to which Jahold is a party or by which Jahold, MX 2003 or any of their assets are bound or (z) any Lease or any material contract, instrument or other agreement to which Jahold or MX 2003 is a party or by which Jahold or MX 2003 is bound; and the Madrid Xanadu Name Assignment Agreement has not been terminated, amended or assigned by MX 2003, and the Contributors have no knowledge of anything that would prevent MX 2003 being entitled to the benefits of, inter alia, Sections 1(c), 2 and 10 thereof;

(ix) there are no claims, lawsuits, litigation or administrative proceedings that have been served on Jahold or any other Mills Entity, or (to Jahold’s actual knowledge) threatened in writing, relating to or affecting MX 2003, the Property or any other of MX 2003’s assets, other than those reflected in the MX 2003 Financial Statements or disclosed on Schedule M hereto;

(x) each of Jahold and MX 2003 is solvent, able to pay its debts as such debts become due, and has capital sufficient to carry on its business for the period up to and including Closing and to complete the Transactions. Neither Jahold nor MX 2003 has filed or made in respect of itself any (A) petition in bankruptcy; (B) insolvency proceedings; (C) petition for reorganization or for appointment of a receiver or trustee; (D) assignment for the benefit of the creditors; (E) proceedings seeking protection from creditors or other relief in respect of obligations to other Persons; or (F) similar proceedings; and to its actual knowledge no such filings or petitions have been made or filed against it by any other Person; and

(xi) MX 2003 is the legal and beneficial owner (propietario en pleno dominio) of the MX 2003 Property.

(b) Golober hereby represents and warrants to the Ivanhoe Contributee that, as of the date of this Agreement and as of Closing, except as specifically set forth on Schedule M:

(i) Golober is a company duly organized and validly existing under the laws of The Netherlands and has all requisite power and authority to carry on its businesses as now conducted;

(ii) Golober is the legal and beneficial owner (propietario en pleno dominio) of the PDN Interests and is registered as the sole shareholder of PDN in the registered book (libro registro de socios) of PDN;

(iii) the PDN Shares are ordinary shares, have been validly issued, carry equal rights, are fully paid-up and are free of any Encumbrances or third party rights of any nature whatsoever (other than liens existing as of the date of this Agreement securing the Hypo Debt). PDN has not issued, nor has it undertaken to issue, any shares other than the PDN Interests, nor has it issued any bonds or similar securities that grant to any Person the right to participate in the share capital of PDN;

(iv) PDN is a limited liability company (sociedad de responsabilidad limitada) duly incorporated and validly existing under the laws of Spain and has all requisite power and authority to carry on its business as now conducted. Since a Mills Entity first acquired a beneficial interest in PDN, PDN has not engaged in any business or operations other than the operation of the Property, except that PDN has made loans to Mills Entities (all of which shall be repaid or transferred to one or more Mills Entities other than the Subject Companies as provided for in Section 2.6(c));

(v) the shareholders register book (libro registro de socios) of PDN and the minutes book (libro de actas) of PDN are duly legalized and up-to-date in all material respects and record all the powers of attorney granted by PDN;

(vi) prior to the date hereof, the Contributors have furnished to the Ivanhoe Contributee unaudited financial statements of PDN as of December 31, 2005 and the Interim Financial Statements of PDN (the “PDN Financial Statements”); such financial statements fairly present the financial position and results of operations of PDN in accordance with generally accepted Spanish accounting principles consistently applied and the Interim Financial Statements of PDN are presented in a manner consistent with the aforementioned unaudited financial statements of PDN as of December 31, 2005, subject only to the qualification that the Interim Financial Statements are not a full presentation of the financial position because they do not include footnotes;

(vii) the execution, delivery and performance by Golober of this Agreement and the Closing Documents to which it is a party are within its powers, have been duly authorized by Golober. This Agreement has been duly authorized, executed and delivered and constitutes (and on Closing will constitute) the legal, valid and binding obligations of Golober enforceable against Golober in accordance with its terms. All of the Closing Documents to which Golober is a party have been (or will be at the Closing) duly authorized, executed and delivered and as of the Closing will constitute the legal, valid and binding obligations of Golober, enforceable against Golober in accordance with their respective terms;

(viii) subject to, in the case of (z) below, receipt of consent from Hypo Bank under the Hypo Loan Documents, the execution and delivery of this Agreement and the performance by Golober of its obligations hereunder do not and will not conflict with or violate (x) any Applicable Laws, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Golober, or PDN, (y) any decision or ruling of any arbitrator to which Golober is a party or by which Golober, PDN or any of their assets are bound or (z) any Lease or any material contract, instrument or other agreement to which Golober or PDN is a party or by which Golober or PDN is bound;

(ix) there are no claims, lawsuits, litigation or administrative proceedings that have been served on Golober or any other Mills Entity, or (to Golober’s actual knowledge) threatened in writing, affecting PDN, the Property or any other of PDN’s assets other than those reflected in the PDN Financial Statements or disclosed on Schedule M hereto;

(x) each of Golober and PDN is solvent, able to pay its debts as such debts become due, and has capital sufficient to carry on its businesses for the period up to and including Closing and to complete the Transactions. Neither Golober nor PDN has filed or made in respect of itself any (A) petition in bankruptcy; (B) insolvency proceedings; (C) petition for reorganization or for appointment of a receiver or trustee; (D) assignment for the benefit of the creditors; (E) proceedings seeking protection from creditors or other relief in respect of obligations to other Persons; or (F) similar proceedings; and to its actual knowledge no such filings or petitions have been made or filed against it by any other Person; and

(xi) PDN is the lessee of the PDN Property pursuant to the PDN Ground Lease.

(c) Jahold and Golober jointly and severally hereby represent and warrant to the Ivanhoe Contributee that, as of the date of this Agreement and as of Closing, except as specifically set forth in Schedule M:

(i) the Data Room CD-ROM contains a true and complete list of all Leases and Contracts (including the Mills Services Contracts) and the PDN Ground Lease; and to their knowledge, Jahold and Golober have made available to the Ivanhoe Contributee or its Affiliates all material information about the Subject Companies and the Property (including, without limitation, its development, start-up and operation as the shopping mall known as Xanadu in Madrid) in the possession or control of the Subject Companies, Jahold, Golober or Mills Global Spain except correspondence between Mills Entities and their legal counsel in respect of the PGC Litigation;

(ii) that the information contained in the Recitals of this Agreement regarding the shares of the Subject Companies are true and correct;

(iii) that (i) there are no corporate resolutions of the Subject Companies that involve any amendment to the By-laws or that are pending recording at the Commercial Registry and, (ii) the Subject Companies have not taken a resolution regarding dissolution, merger, spin-off (de-merger), share swap or contributions of assets, or the acquisition of its own shares;

(iv) to their knowledge, the representations and warranties set out in Section 2.11(b) are true and correct; each Employee Plan has been maintained in compliance with its terms and the requirements prescribed by Applicable Laws; and each of the Subject Companies (i) is current with payment of all its labour, work safety and social security obligations; (ii) has presented in due time and legal form all declarations concerning labour and work safety matters and social security required to be presented by any Governmental Authority with applicable jurisdiction; (iii) has established sufficient provision in the MX 2003 Financial Statements and the PDN Financial Statements for all those obligations and/or payments to social security that having come due, have not been paid yet; and (iv) is not currently a party to any litigation, administrative or judicial procedures or inspection, in relation to labour, work safety or social security matters, nor is it, to its actual knowledge, the subject of any such procedures or inspection that are threatened in writing;

(v) the Subject Companies (i) have paid all amounts of Taxes due by them except for Taxes which are not yet delinquent or which are being disputed in good faith and with appropriate reserves (which reserves are reflected in the MX 2003 Financial Statements or the PDN Financial Statements, as the case may be); (ii) have filed or caused to be filed in due time and legal form all required tax declarations required by any applicable Governmental Authority; (iii) are not currently a party to any litigation, administrative, judicial or other types of procedures, or tax inspection, in relation to Taxes; and (iv) have made all deductions and/or withholdings regarding, or upon the account of any of the Taxes, that according to Applicable Laws it is obliged or authorized to make, having deposited in time and form all the same with the competent Governmental Authorities;

(vi) (i) the Subject Companies do not have any employees; (ii) the Employee Information has been made available to the Ivanhoe Contributee and is accurate and complete in all material respects; (iii) neither Contributors nor Mills Global Spain has received any written notice of any pending or threatened labour claim against the Subject Companies or Mills Global Spain; (iv) neither the Subject Companies nor Mills Global Spain has any retirement plans nor has there been an undertaking to establish them in the future, and there is no obligation to constitute any provision for cases of early retirement, except for those obligations to endow such provision as set forth in the law and in the applicable collective bargaining agreements; (v) there are no collective bargaining agreements applicable to the Subject Companies or to Mills Global Spain; (vi) there are no loans, bonds or guaranties of Mills Global Spain to any of its partners or administrators; and the maximum aggregate amount for all the loans, bonds or guaranties granted by Mills Global Spain to its employees is not higher than one hundred twenty-five thousand euros (125,000 euros); and (vii) there are no top executive relations or contracts in Mills Global Spain;

(vii) the Intellectual Property is the only Intellectual Property that is registered and owned by the Contributors or any Mills Entities and used by or in respect of the Subject Companies or the Property;

(viii) to their knowledge, the Subject Companies currently comply with all the provisions relating to personal data protection applicable under Spanish law;

(ix) except as Known by the Ivanhoe Contributee, Schedule N sets out a list of Chattels that includes all Chattels having a value of more than $1,000, specifies where each such Chattel is located, and identifies the beneficial owner of the each such Chattel;

(x) except as Known by the Ivanhoe Contributee, each of the Leases disclosed on the Data Room CD-ROM is in full force and effect and neither the Subject Companies nor Mills Global Spain has delivered any written notice of default to the Tenant thereunder nor have they received any written notices of default under such Lease from the Tenant thereunder (in each case which default remain uncured); provided that for the purposes of this representation and warranty, “Leases” shall be deemed to exclude any licences of space in the Property having a maximum term of not more than 15 days; and

(xi) except as Known by the Ivanhoe Contributee, each of the Contracts disclosed on the Data Room CD-ROM is in full force and effect and neither the Subject Companies nor Mills Global Spain has delivered any written notice of default to any Third Parties under such Contracts, nor have they received any written notices of default under such Contracts from any Third Parties, in each case which defaults remain uncured.

(d) Survival; Limitation on Liability of the Contributors. The Unlimited Representations made by the Contributors hereunder shall survive the Closing without any limit on duration or other restrictions. All other representations and warranties of the Contributors, or any of them, (the “Subject Mills Representations”) shall survive the Closing but shall expire on 12:00 p.m. on the first anniversary of the Closing Date (the “Survival Date”) except in the case of any breach of a Subject Mills Representation of which notice is given to the Contributors and to TMLP prior to 12:00 p.m. on the Survival Date. In the case of any Subject Mills Representation, the Contributors shall only be liable to the Ivanhoe Contributee for a breach of such Subject Mills Representation in respect of which (a) the Ivanhoe Contributee delivers written notice of such breach to the Contributors and TMLP, on or prior to the Survival Date, which notice shall set forth with reasonable detail the pertinent facts of the alleged misrepresentation or breach of warranty, and (b) if the Ivanhoe Contributee, the applicable Contributors, and TMLP are unable to reach written agreement on the settlement of all matters relating to such alleged misrepresentation or breach of warranty, the Ivanhoe Contributee commences legal action or equitable action against the Contributors (and/or TMLP under the TMLP Indemnity) on or before the date that is sixty (60) days following the Survival Date.

In addition, in the case only of any Uncontrolled Breach of the Subject Mills Representations and any Additional Tax Indemnity Obligations (but not in the case of any breach of any

Unlimited Representations or any breach of the Subject Mills Representations that is a Controlled Breach), the Contributors shall not be liable for: (i) any amount in excess of the Liability Cap, and (ii) any breach of the Subject Mills Representations that is an Uncontrolled Breach until the aggregate amount of Claims with respect thereto made by the Ivanhoe Contributee as a result of such Uncontrolled Breach of Subject Mills Representations is equal to or greater than the Basket Amount, and then only to the extent the amount of its liability in respect of all Claims (calculated on an aggregate basis) exceeds the Basket Amount. Provided it is confirmed that these limitations upon liability: (A) are applicable only to the Subject Mills Representations and not to the Unlimited Representations and in the case of the breach of any such Unlimited Representations, these limitations shall not be applicable and the respective rights and obligations of the parties shall be construed without reference to the foregoing sentence; and (B) are not applicable in the case of any breach of Subject Mills Representations that is a Controlled Breach. It is also confirmed that the Liability Cap is only applicable in respect of Claims made after Closing for breaches of the Subject Mills Representations and for Additional Tax Indemnity Obligations and does not have application to, or limit, any other obligations or liabilities of the Contributors (i) pursuant to or in respect of this Agreement and (ii) which survive the Closing. Wherever in this Agreement, there is reference to “knowledge” or “actual knowledge” of any Mills Entity such knowledge shall mean the actual knowledge of Jamie Stolpestad, Peter Todd, Angel Moreno, Jorge Losarda, and Alvaro Berriochoa Hazenberg. It is also agreed that, notwithstanding any other provision of this Agreement, knowledge of the Ivanhoe Contributee shall for all purposes of this Agreement exclude any knowledge of any of the Transferred Employees.

2.8. “As Is” Transaction

(a) The Ivanhoe Contributee acknowledges and agrees that, except as otherwise expressly provided in this Agreement, and without limiting its rights of due diligence pursuant to Section 2.12, all of the Spanish Interests and the Subject Company Assets are being acquired by the Ivanhoe Contributee “as-is, where-is”, without any representation or warranty of any kind whatsoever, either express or inferred.

(b) The Ivanhoe Contributee hereby agrees that, subject to its rights of Due Diligence pursuant to Section 2.12, it has “signed-off” on market conditions which influence the Subject Company Assets (including the Property) and the value thereof, such as, without limitation, the competitive position of such assets relative to their existing and potential future competitors, market rental rates achievable at the Property, vacancy assumptions, credit loss and downtime reserves, estimated percentage rents, projected growth rates (if any) in rents, expenses and/or retail sales, lease cancellation income, profit from tenant environmental charges, impact of sale on assessed value, tenant work and leasing fee levels necessary to generate estimated market rents, tenant retention ratios and the need for and amount of any capital reserves.

(c) Without derogating from the provisions of Section 2.7 or 9, the Contributors and the Ivanhoe Contributee hereby expressly agree that the transfer of the Spanish Interests, and specifically the Transfer Instruments, shall exclude any and all statutory sellers’ liabilities.

(d) Notwithstanding anything to the contrary set forth in Section 2.7, Section 9 or elsewhere in this Agreement, the Ivanhoe Contributee hereby acknowledges that the Contributors have not and will not make any representations, warranties, promises or guaranties whatsoever with respect to the physical condition of the Subject Company Assets (including the zoning laws applicable to the Property, the compliance of the Property with all applicable environmental laws and regulations, or the validity, appropriateness and adequacy of the planning licenses, commercial licenses (licencias comerciales), permits and/or authorizations required for the construction, installation, operation, and/or fitting out of the Property). Notwithstanding the execution and registration of the Transfer Instruments, but without derogating from the provisions of Section 2.7 or Section 9, the Ivanhoe Contributee irrevocably acknowledges and agrees that any implied covenants included in the Transfer Instruments are specifically excluded, with the intent that the Transfer Instruments shall be considered as if they were without any representations or covenants.

2.9. Representations and Warranties of the Ivanhoe Contributee

(a) The Ivanhoe Contributee hereby represents and warrants to the Contributors that:

(i) it is a corporation duly organized and validly existing under the laws of The Netherlands and has all requisite corporate power and authority to carry on its businesses as now conducted.

(ii) (A) the execution, delivery and performance by it of this Agreement and the Closing Documents to which it is a party, are within its powers and have been duly and validly authorized by all requisite proceedings of the Ivanhoe Contributee; (B) this Agreement has been duly executed and delivered by the Ivanhoe Contributee and constitutes legal, valid and binding obligations of the Ivanhoe Contributee enforceable against the Ivanhoe Contributee in accordance with their terms, and does not contravene and will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Ivanhoe Contributee under, any articles or by-laws of the Ivanhoe Contributee, under any Applicable Laws and/or under any material contractual restriction applicable to or binding upon the Ivanhoe Contributee; and (C) on Closing, the Closing Documents to which the Ivanhoe Contributee is a party will have been duly executed and delivered and will not contravene or result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Ivanhoe Contributee under, any articles or by-laws of the Ivanhoe Contributee, under any Applicable Laws and/or under any contractual restriction applicable to or binding upon the Ivanhoe Contributee;

(iii) the execution and delivery of this Agreement and the performance by the Ivanhoe Contributee of its obligations hereunder do not and will not conflict with or violate (x) any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over the Ivanhoe Contributee, (y) any decision or ruling of any arbitrator to which the Ivanhoe Contributee is a party or by which the Ivanhoe Contributee or any of its assets is bound or (z) any material contract, instrument or other agreement to which Ivanhoe is a party or by which the Ivanhoe Contributee is bound;

(iv) the Ivanhoe Contributee is solvent, able to pay its debts as such debts become due and has capital sufficient to carry on its business and complete the Transactions. The Ivanhoe Contributee has not filed or made in respect of itself any (A) petition in bankruptcy; (B) insolvency proceedings; (C) petition for reorganization or for appointment of a receiver or trustee; (D) assignment for the benefit of the creditors; (E) proceedings seeking protection from creditors or other relief in respect of obligations to other Persons; or (F) similar proceedings; and to its actual knowledge no such filings or petitions have been made or filed against it by any other Person; and

(v) Ivanhoe is an Affiliate of the Ivanhoe Contributee.

(b) The representations and warranties made by the Ivanhoe Contributee herein shall survive the Closing without any limit on duration or other restrictions.

2.10. Mutual Releases and Indemnity. At Closing:

(a) Each of MX 2003 and PDN, on the one hand, and Mills Global Spain (and any other Mills Entities, if applicable), on the other, shall execute a termination of the Management Arrangements and mutual release of Claims with respect to the Management Arrangements; provided, that such release shall not be applicable in respect of any pre-Closing Date indemnity obligations under such Management Arrangements nor shall any party be released from any Claims with respect to matters that are covered by insurance or that result from activities substantially inconsistent with standards that would be exercised by a reasonable and prudent Person who is experienced in performing comparable services or functions (the “Management Termination and Release”).

(b) At Closing, (i) the MX 2003 Directors and Officers shall resign in their capacities as directors of MX 2003 at Closing, and (ii) MX 2003 shall execute a release of liability in favour of such MX 2003 Directors and Officers (the “MX 2003 Directors Release”); provided that the MX 2003 Directors and Officers shall agree with MX 2003 and the Ivanhoe Contributee to execute and deliver on behalf of MX 2003 all contracts, leases and other documents, if any, that the Ivanhoe Contributee or MX 2003 specifically requests them to do so after Closing until such time as their resignations can be registered in the Commercial Registry, provided that any such action is lawful, they have the authority to do so under applicable corporate law, and such action cannot reasonably be expected to create personal liability on the part of such Persons. The Contributors confirm to the Ivanhoe Contributee that although Messrs. Parent and Ettenger continue to be shown in the Commercial Registry as directors and officers of MX 2003, they are no longer directors and officers of MX 2003; on this basis the Ivanhoe Contributee agrees that it shall not require their resignations of such two individuals to be delivered on Closing.

(c) At Closing, (i) the PDN Directors and Officers shall resign in their capacities as directors of PDN at Closing, and (ii) PDN shall execute a release of liability in favour of such PDN Directors and Officers (the “PDN Directors Release”); provided that the

PDN Directors and Officers shall agree with PDN and the Ivanhoe Contributee to execute and deliver on behalf of PDN all contracts, leases and other documents, if any, that the Ivanhoe Contributee or PDN specifically requests them to do so after Closing until such time as their resignations can be registered in the Commercial Registry, provided that any such action is lawful, they have the authority to do so under applicable corporate law, and such action cannot reasonably be expected to create personal liability on the part of such Persons. The Contributors confirm to the Ivanhoe Contributee that although Messrs. Parent and Ettenger continue to be shown in the Commercial Registry as directors and officers of PDN, they are no longer directors and officers of PDN; on this basis the Ivanhoe Contributee agrees that it shall not require the resignations of such two individuals to be delivered on Closing.

(d) The Ivanhoe Contributee shall be responsible for, and shall indemnify and hold harmless Mills Corp., TMLP, the Contributors, the MX 2003 Officers and Directors and the PDN Officers and Directors, and their Affiliates, from and against any and all Claims (including reasonable counsel and other professional fees) to which any of them may be subject or suffer arising from, or in connection with, liabilities or obligations of the Subject Companies, the Property or the Transferred Employees that first arise after the Closing (including, without limitation, actions taken by the MX 2003 Directors and Officers and the PDN Directors and Officers pursuant to the provisos in Section 2.10(b) and (c) above), except Excluded Claims. “Excluded Claims” means any and all Claims that: (i) are the responsibility of the Contributors pursuant to Section 9.1 or 9.2 of this Agreement; (ii) relate to any circumstance, condition, event, occurrence, action, omission, matter, obligation or liability that is the responsibility of the Contributors, or either of them, or any other Mills Entity pursuant to this Agreement; (iii) arise from or are attributable to any circumstance, condition, event, occurrence, action, omission, matter, obligation or liability that would have been disclosed to the Ivanhoe Contributee but for a breach of any representation or warranty set out in Section 2.7; and/or (iv) are caused by or attributable to a breach by the Contributors, or either of them, of their obligations under this Agreement. In the event of any conflict or inconsistency between the provisions of this Section 2.10(d) and any other provision of this Agreement, the latter shall prevail. The provisions of this Section 2.10(d) shall survive, and shall not merge on, Closing.

(e) The Contributors and TMLP shall be jointly and severally responsible for, and shall indemnify and hold harmless, each of the Ivanhoe Contributee, Ivanhoe, and their respective Affiliates, from and against any and all Claims (including reasonable counsel and other professional fees) to which any of them may be subject or suffer arising from, or in connection with a breach by the MX 2003 Officers and Directors or the PDN Officers and Directors of their obligations pursuant to the provisos in Section 2.10(b) and (c) above, or any actions taken by any of them or by Mr. Ettenger or Mr. Parent after Closing without authorization from the Ivanhoe Contributee, MX 2003 or PDN. The provisions of this Section 2.10(e) shall survive, and shall not merge on, Closing.

2.11. Transition.

(a) Contracts. The Contributors have advised the Ivanhoe Contributee that (i) Mills Global Spain is the current manager of the Property and has responsibility for the management of the Property, including operations, leasing and development, and (ii) Mills Global Spain has entered into contracts with Third Parties relating to the operation of the

Property (the “Mills Service Contracts”), all of which are in existence as of the date of this Agreement and are identified and listed in the Data Room CD-ROM. The Contributors shall provide to the Ivanhoe Contributee complete copies of, and a list of, (i) all Mills Service Contracts, and (ii) all Contracts with Third Parties in respect of the Property or the Subject Companies (the “Designated Contracts”), if any, to which none of the Subject Companies and Mills Global Spain is a party. All of the Designated Contracts must be in existence as of the date of this Agreement and shall be included on the Data Room CD-ROM delivered to Ivanhoe Holdings prior to the date of this Agreement. At Closing, the Contributors shall assign, or shall cause their Affiliates to assign, all such Mills Service Contracts and all of the Designated Contracts, if any, to the Ivanhoe Contributee, Ivanhoe Employment Entity or any other Qualified Designee designated by the Ivanhoe Contributee and such assignee shall assume the Mills Service Contracts and other Designated Contracts so assigned to it pursuant to one or more Assignment and Assumption of Contracts. For greater certainty, it is confirmed that on or before Closing the Contributors shall cause to be terminated, at no expense to the Subject Companies or the Ivanhoe Contributee, any contracts, agreements or other obligations with or in favour of any Mills Entities that are binding upon any Subject Company (other than the Management Arrangements, the termination of which is provided for in Section 2.10(a)) and shall provide evidence of such termination and the release of all Claims relating to any such contracts, agreements or other liabilities. Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to, the Ivanhoe Contributee any Contract or Permitted Encumbrance which is (i) not assignable, or (ii) not assignable without the approval or consent of the other party or parties thereto, without first obtaining such approval or consent (collectively “Non-Assignable Rights”). Notwithstanding any other provisions of this Agreement, the failure to obtain any such approval or consent, or the fact that a Contract or Permitted Encumbrance is not assignable, shall not entitle the Ivanhoe Contributee to terminate this Agreement or to any other right or remedy whatsoever. In connection with such Non-Assignable Rights, the relevant Contributor, or the relevant Affiliate thereof, shall, at the request of the Ivanhoe Contributee and in each case at the Ivanhoe Contributee’s expense apply for and use all reasonable efforts to obtain all such consents or approvals, in a form satisfactory to the Ivanhoe Contributee, acting reasonably, provided that nothing herein shall require the Contributors to make any payment to any other party or incur any other obligations or liabilities.

In the event of any conflict or inconsistency between this Section and any other provision of this Agreement, this Section shall prevail.

(b) Property Employees.

(i) The Contributors shall use commercially reasonable efforts to obtain all necessary consents from the Property Employees to permit the transfer of the Employment Agreements to the Ivanhoe Employment Entity at Closing (the “Employment Consents”), provided that the Contributors shall in no event be required to make any payment to any other Person or incur any other obligations or liabilities. The Contributors shall cause Mills Global Spain, the current employer of the Property Employees, to transfer to the Ivanhoe Employment Entity effective as of Closing the Employment Agreements of any such Property Employees that provide the Employment Consents (such Property Employees, the “Transferred Employees”). All liabilities in relation to salaries, wages, bonus or commission, expenses, national insurance and pension contributions and liability for Taxes in respect of the Property

Employees (but for the avoidance of doubt this shall not include any entitlement to redundancy payments or any other obligation in respect of a Transferred Employee’s period of continuous service, which shall be the exclusive responsibility of the Ivanhoe Employment Entity) shall be apportioned on a time basis so that such part of the relevant charges attributable to the period up to and including the Closing Adjustment Date shall be borne by the Contributors, or its relevant Affiliate, and such part of the relevant charges attributable to the period after the Closing Adjustment Date shall be borne by the Ivanhoe Employment Entity.

(ii) The Contributors undertake to the Ivanhoe Contributee:

A. that Mills Global Spain has in all material respects complied with, and shall up to and including Closing, comply with all of their obligations and those of any of its predecessors (whether or not legally binding or in respect of which it would be expected to comply by any regulatory or other body to which it is subject) due to or in connection with the Property Employees;

B. that they have paid and shall pay all sums due to or in relation to the Property Employees up to and including Closing (whether arising under common law, statute, equity or otherwise) including all salaries, wages, bonus or commission, expenses, national insurance and pension contributions, liability to taxation and other sums accrued and due in respect of any period up to Closing including, without limitation, all such amounts owing to any Governmental Authority;

C. that there are no sums owing to or from any Property Employee other than reimbursement of expenses for the current month, wages for the current salary period and holiday pay for the current holiday year;

D. that Mills Global Spain has not terminated and shall not terminate or take any steps to terminate (constructively or otherwise), or change the term of, the employment of any of the Property Employees (without the prior written consent of the Ivanhoe Contributee);

E. that Mills Global Spain will not employ, engage or transfer any Person who is not a Property Employee to work at the Property without the prior written consent of the Ivanhoe Contributee; and

F. that subject to Section 2.7(d) they will fully indemnify and keep indemnified the Ivanhoe Contributee and the Ivanhoe Employment Entity against all Claims (including reasonable legal and other professional fees and expenses) which the Ivanhoe Contributee and/or the Ivanhoe Employment Entity may suffer, sustain, incur, pay or be put to by reason of any failure by the Contributors to comply with their obligations under this Section 2.11 or from any Claims of any nature whatsoever made by any individuals who are employees of any Mills Entities but not Property Employees.

(iii) Without prejudice to the other provisions of this Section 2.11, the Contributors shall, at their own reasonable expense, give the Ivanhoe Contributee and the Ivanhoe Employment Entity such assistance as the Ivanhoe Contributee and the Ivanhoe Employment Entity may reasonably require to contest any Claim by any Person employed or engaged by any Mills Entities at or prior to Closing or their representatives resulting from or in connection with this Agreement.

(iv) The Contributors shall, upon request by the Ivanhoe Contributee or the Ivanhoe Employment Entity and at the Contributors’ expense, subject to any Applicable Laws, provide to the Ivanhoe Contributee and the Ivanhoe Employment Entity such information or documents as the Ivanhoe Contributee or the Ivanhoe Employment Entity may reasonably require relating to the terms of employment, pension and life assurance arrangements, health benefits, welfare or any other matter concerning any of the Property Employees or any trade union, employee representative or body of employees or their representatives or relating to collective agreements or collective or individual grievances in the period prior to the Closing.

(v) The Contributors hereby agree that any payments to any Transferred Employee in connection with the termination of his or her employment with Mills Global Spain or any other Mills Entity shall not be affected in any manner whatsoever by the subsequent employment of such employee by the Ivanhoe Employment Entity; without limitation, it is agreed by the Contributors that no such employee shall be required, and neither the Contributors nor Mills Global Spain (nor any other Mills Entity) shall take any action to so require any such employee, to repay any payments received in connection with the termination of his or her employment; if requested by the Contributors, the Contributors shall cause Mills Global Spain to execute such further assurances as reasonably required by the Ivanhoe Contributee to confirm these agreements.

(c) The Ivanhoe Contributee, on behalf of itself and on behalf of the Subject Companies following Closing, hereby acknowledges and agrees that (a) any Pre-Closing Consultant may disclose to any Mills Entity information and records relating to the Subject Companies that, in each case, relate to any period ending not later than the Closing Date, for any legitimate business purpose, (b) it shall cause the Subject Companies to confirm the same in writing to any Pre-Closing Consultant, at its request, and (c) any Mills Entity may engage any Pre-Closing Consultant to perform services following Closing so long as such engagement does not conflict with, or have an adverse effect on, the ownership and operation of the Subject Companies and the Property by the Ivanhoe Contributee or its Affiliates or any duty that the Pre-Closing Consultant has to the Subject Companies and that all of the services provided to the Mills Entities shall be paid for by them.

(d) The provisions of this Section 2.11 shall survive, and shall not merge on, Closing, but subject always, to the extent applicable, to Section 2.7(d).

2.12. Due Diligence Period.

(a) Ivanhoe Due Diligence. Commencing upon the execution of this Agreement and continuing for a period which will expire at 23:00 hours Madrid time on the date of this Agreement (the “Due Diligence Period”), the Ivanhoe Contributee may, subject to the provisions of this Section 2.12, conduct all examinations, inspections, testing, studies and/or investigations (collectively, the “Due Diligence”) of the Subject Companies and the Property and information regarding the Subject Companies and the Property as it deems necessary or advisable; provided that after the date of this Agreement and until Closing the Ivanhoe Contributee shall not contact any Government Authorities in connection with this Agreement or the Transactions unless it has given prior notice thereof to MX 2003 and makes such contact in cooperation with MX 2003, which cooperation shall not be unreasonably withheld or delayed.

(b) Due Diligence Covenants. The Contributors agree to cooperate with, and cause their Affiliates to cooperate with, the Ivanhoe Contributee by providing or otherwise making available such access, information and documentation as may be reasonably required by the Ivanhoe Contributee in order to conduct its Due Diligence, including access to the Property for inspections and testing and access to all records, documents and data of the Subject Companies, including all financial statements and auditors’ reports or comments. In addition, the Contributors shall cause the Subject Companies to authorize and consent to the release by any Governmental Authority of all information relating to the Subject Companies, the Spanish Interests and the Property reasonably requested by the Ivanhoe Contributee, and shall sign all consents, authorizations and other documents relating thereto. If reasonably requested by the Ivanhoe Contributee, the Contributors shall provide the Ivanhoe Contributee and its representatives and advisors with an opportunity to meet with the Existing Auditors and any employees or personnel of the Contributors, the Subject Companies, Mills Global Spain or the Subject Companies to discuss matters relating to the Spanish Interests or the Transactions.

(c) Termination. The Ivanhoe Contributee shall be entitled, prior to the expiry of the Due Diligence Period, (i) to determine, in its sole and absolute discretion, whether it is satisfied with the results of its Due Diligence, and (ii) to terminate this Agreement if it determines that it is not satisfied with the results of its Due Diligence. The Ivanhoe Contributee shall be conclusively deemed to have waived this right of termination unless it delivers to the Contributors prior to the expiry of the Due Diligence Period a written notice terminating this Agreement pursuant to this Section 2.12. If the Ivanhoe Contributee delivers to the Contributors such notice of termination prior to the expiry of the Due Diligence Period, then this Agreement shall automatically terminate and be of no further force or effect without any further action or documentation upon the date such notice of termination is delivered, and, upon such termination, the Ivanhoe Contributee and the Contributors shall be released from all covenants and obligations under this Agreement (except for those covenants and obligations which are expressly stated to survive the termination of this Agreement). If no such notice of termination is delivered by the Ivanhoe Contributee in accordance with the foregoing provisions of this Section 2.12(c), the Ivanhoe Contributee shall have no further right to terminate this Agreement pursuant to the provisions of this Section 2.12(c).

3. Conditions. The Closing shall be subject to the satisfaction or waiver of the conditions set forth in this Section 3.

3.1. The following are conditions to the obligation of the Contributors to close the Transactions:

(a) all of the representations and warranties of the Ivanhoe Contributee contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date;

(b) on Closing, the Ivanhoe Contributee shall have complied with or performed all of the material terms, covenants or conditions of this Agreement to be complied with or performed by it; and

(c) the Contributors, acting reasonably, are satisfied that the transactions provided for in the St. Enoch/Vaughan Mills Purchase Agreement shall be completed not later than the date of the Closing, provided that if the reason for such condition not being satisfied is default by any Mills Entity under the St. Enoch/Vaughan Mills Purchase Agreement, this condition shall be deemed to have been satisfied.

The conditions contained in this Section 3.1 are intended solely for the benefit of the Contributors. If any of the foregoing conditions is not satisfied on or prior to the Scheduled Closing Date (or any earlier time, if such earlier time is specified in respect of such condition), the Contributors shall have the right, in their sole and absolute discretion, to waive the condition in question and proceed to Closing hereunder or terminate this Agreement by delivering notice of such termination to the Ivanhoe Contributee and after such termination neither the Contributors nor the Ivanhoe Contributee shall have any further rights or obligations under this Agreement, except for such rights and obligations which expressly survive the termination of this Agreement, unless the reason for the condition not being satisfied is a breach by the Ivanhoe Contributee of any its obligations under this Agreement or a representation and warranty made by the Ivanhoe Contributee being incorrect or inaccurate, in which case the provisions of Section 5 shall be applicable.

3.2. The following are conditions to the obligation of the Ivanhoe Contributee to close the Transactions:

(a) all of the Contributors’ representations and warranties contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date;

(b) on Closing, the Contributors shall have transferred to the Ivanhoe Contributee the Spanish Interests, subject only to the Permitted Encumbrances, the Contributors shall have complied with Section 4 in all material respects, and each Contributor shall have otherwise complied with or performed all of the other material terms, covenants and conditions of this Agreement to be complied with or performed by it;

(c) prior to the expiry of the Due Diligence Period, the Ivanhoe Contributee, acting in its sole and absolute discretion, shall not have delivered a termination notice pursuant to Section 2.12(c); and

(d) the Ivanhoe Contributee, acting reasonably, is satisfied that the transactions provided for in the St. Enoch/Vaughan Mills Purchase Agreement shall be completed not later than the date of the Closing, provided that if the reason for such condition not being satisfied is default by any Affiliate of Ivanhoe under the St. Enoch/Vaughan Mills Purchase Agreement, this condition shall be deemed to have been satisfied.

The conditions contained in this Section 3.2 are intended solely for the benefit of the Ivanhoe Contributee. If any of the foregoing conditions is not satisfied on or prior to the Scheduled Closing Date (or an earlier time, if such earlier time is specified in respect of such condition), the Ivanhoe Contributee shall have the right, in its sole and absolute discretion, to waive the condition in question and proceed to the Closing hereunder or to terminate this Agreement by delivering notice of such termination to the Contributors and after such termination neither the Contributors nor the Ivanhoe Contributee shall have any further rights or obligations under this Agreement, except for such rights and obligations which expressly survive the termination of this Agreement, unless the reason for the condition not being satisfied is a breach by any Contributors of any of their obligations under this Agreement or a representation or warranty made by such party being incorrect or inaccurate, in which case the provisions of Section 5 shall be applicable.

4. Closing. Immediately prior to the commencement of the Closing (but on the Closing Date) the parties shall execute and deliver the Escrow Agreement. Unless this Agreement has been terminated in accordance with the terms hereof, the Closing shall commence at 8:00 a.m. (Amsterdam time) on October 5, 2006 (the “Scheduled Closing Date”). The Closing shall be completed in accordance with the Escrow Agreement and by the following acts in the following order at the offices of the Ivanhoe Contributee’s Solicitors in Amsterdam, The Netherlands:

(a) delivery of a shareholders resolution of the Ivanhoe Contributee to issue the Jahold Contributee Shares and the Golober Contributee Shares;

(b) delivery of a Description prepared and signed by all board members of the Ivanhoe Contributee relating to the contribution of the MX 2003 Interests and the PDN Interests;

(c) a statement from a Dutch auditor confirming that the value of the MX 2003 Interests and the PDN Interests are at least equal to €2,400; and

(d) the notarial deed relating to (i) the issuance of the Jahold Contributee Shares and the Golober Contributee Shares; (ii) the contribution of the MX 2003 Interests; and (iii) the contribution of the PDN Interests, shall be duly executed before the Notary by the Contributors and the Ivanhoe Contributee.

4.1. In addition, at the Closing, the Contributors will deliver, or cause to be delivered, to the Closing Deliveries Escrow Agent:

(a) a resignation letter from each of the MX 2003 Directors and Officers; the resignation letter from the Secretary of MX 2003 and PDN shall also acknowledge the appointment of Mr. Claude Dion as Secretary of MX 2003 and PDN;

(b) a resignation letter from each of the PDN Directors and Officers;

(c) a certificate from the corporate secretary of MX 2003 certifying compliance of the transfer of the Jahold Spanish Interests with the company By-laws;

(d) a certificate from the corporate secretary of PDN certifying compliance of the transfer of the Golober Spanish Interests with the company By-laws;

(e) Book of Minutes of MX 2003;

(f) Book of Minutes of PDN;

(g) Book of Shareholders (Libro Registro de Socios) of MX 2003;

(h) Book of Shareholders (Libro Registro de Socios) of PDN;

(i) certified copies of the corporate resolutions of Jahold B.V. approving the contribution of the shares of MX 2003;

(j) certified copies of the corporate resolutions of Golober B.V. approving the contribution of the shares of PDN;

(k) registerable discharges of all Encumbrances encumbering the Spanish Interests that are not Permitted Encumbrances, including a notarial deed of discharge of the Mills Madrid Encumbrances, and evidence that the full amount of the indebtedness secured by the Mills Madrid Encumbrances has been repaid;

(l) deeds of releases of pledges and/or other Encumbrances that are not Permitted Encumbrances, if any, over the shares, bank accounts, Leases and other rights and movable assets of MX 2003 and PDN;

(m) letters from each of the Transferred Employees accepting the transfer of their respective Employment Agreements;

(n) a copy of the Data Room CD-ROM, certified by each of the Contributors;

(o) copies of the following documents (to be original copies if in the possession or control of any Mills Entity):

•	all notarial deeds pertaining to the Property;

•	all notarial deeds pertaining to the corporate structure and corporate proceedings of MX 2003 and PDN;

•	Leases;

•	all Contracts including Mills Services Agreements and Designated Contracts;

•	Employment Agreements;

•	all documents pertaining to the Power Center Project (Lot 1 of the Property) in the possession or control of the Subject Companies or any other Mills Entity; and

•	all permits, licences and agreements required in connection with the development, start-up or operation of the Property in the possession or control of the Subject Companies or any other Mills Entity.

(p) certificate issued by the Contributors certifying: (a) that all original copies of the documents provided during the Due Diligence are in the files of the MX 2003 and PDN, to the extent that original copies are in existence and were, as of the expiration of the Due Diligence Period, in the possession or control of any Mills Entity; and (b) if known by any Mills Entity, the location of all of those documents that are not in the possession or control of a Mills Entity as at Closing;

(q) the certificate, duly executed by the Contributors and TMLP, on a joint and several basis, certifying that the representations and warranties made by the Contributors in this Agreement are true and correct as of the Closing, or if they are not correct, expressly setting out the facts or circumstances that are the cause thereof; provided, that any liability under the certificate shall be subject to the same limitations, if any, as provided for in Section 2.7(d) and such certificate shall not derogate from the provisions of Section 2.9;

(r) the Management Termination and Release executed by Mills Global Spain and evidence of termination of all other contracts, if any, between the Subject Companies and Mills Global Spain or any other Mills Entities and all complete releases of all obligations and liabilities thereunder;

(s) the Assignment of Intellectual Property, executed by the applicable Contributors or their applicable Affiliates;

(t) the TMLP Indemnity;

(u) Assignment and Assumption of Contracts;

(v) Concurrent Use Agreement;

(w) the list referred to in Section 2.6(c), if applicable;

(x) all master keys, access devices and access codes for the Property, tagged for identification;

(y) all necessary consents under the Hypo Debt Documents; and

(z) all other documents and deliveries which the Ivanhoe Contributee reasonably requests to give effect to this Agreement and the Transactions in accordance with this Agreement, provided that any such other documents are not inconsistent with the other provisions of this Agreement.

All documentation to be executed by any party hereto, or any Affiliate of such party, pursuant to Section 4, 4.1 or 4.2 shall be in form and substance acceptable to the solicitors for the Ivanhoe Contributee, and the solicitors for the Contributors, each acting reasonably and in good faith. Any documents required to be delivered under any such sections that are not required to be executed at Closing shall be deemed delivered if they are located at the Property as of Closing.

4.2. At the Closing, the Ivanhoe Contributee will deliver, or cause to be delivered, to the Closing Deliveries Escrow Agent:

(a) the certificate, duly executed by the Ivanhoe Contributee, certifying that that the representations and warranties made by the Ivanhoe Contributee in this Agreement are true and correct as of the Closing, or if they are not correct, expressly setting out the facts or circumstances that are the cause thereof; provided that such certificate shall not derogate from the provisions of Section 2.7;

(b) the Management Termination and Release executed by MX 2003;

(c) the Assignment of Intellectual Property, executed by the Ivanhoe Contributee or the other applicable assignee;

(d) the Ivanhoe Indemnity;

(e) the MX 2003 Directors Release;

(f) the PDN Directors Release;

(g) Assignment and Assumption of Contracts; and

(h) Concurrent Use Agreement.

4.3. Delivery of Records

At the Closing, the Contributors shall deliver to the Ivanhoe Contributee, or cause to be left at the offices of the Subject Companies at the Property, all the data, books and records (including computer records but excluding Excluded Management Assets) of the Subject Companies or the Property (including all written, printed or electronically-stored data, books and records) in the possession or control of the Subject Companies or any other Mills Entity. The Ivanhoe Contributee will preserve the information in such data, books and records so delivered to it relating to Taxes for a period of five years from the Closing Date, and shall preserve any other information in such data, books and records so delivered to it for a period of two (2) years from the Closing Date or for such longer period as is required by any Applicable Laws, and will permit the Contributors or their authorized representatives reasonable access thereto in connection with the bona fide requirements of the Contributors. The provisions of this Section 4.3 shall survive, and shall not merge on, Closing.

5. Remedies.

(a) The parties hereto agree that if the Transactions are not completed due solely to the default of the Ivanhoe Contributee hereunder, notwithstanding any other provision of this Agreement, the Contributors shall be entitled, as their sole remedy: (i) to terminate this Agreement, in which case the Ivanhoe Contributee shall not have any further liability or obligation to the Contributors hereunder nor shall the Contributors have any further liability or obligation to the Ivanhoe Contributee hereunder, except for such obligations (but not liabilities) of the parties respectively as are specifically stated to survive the termination of this Agreement; or (ii) alternatively, the Contributors shall be entitled to seek the remedy of specific performance. Notwithstanding anything to the contrary in this Agreement, if the Contributors have actual knowledge of any default by the Ivanhoe Contributee as of Closing and the Contributors elect to close the Transactions pursuant to this Agreement, the Contributors shall be deemed to have irrevocably waived such default and the Ivanhoe Contributee shall not have any liability with respect to such default.

(b) Subject to Schedule A, the parties hereto agree that if the Transactions are not completed due solely to the default of the Contributors, the Ivanhoe Contributee shall be entitled to all remedies available at law and at equity, including, without limitation, specific performance or damages in lieu of specific performance.

(c) Notwithstanding anything to the contrary in this Agreement, if the Ivanhoe Contributee has actual knowledge of any default by the Contributors as of Closing but elects to complete the Transactions pursuant to this Agreement, the Ivanhoe Contributee shall be deemed to have irrevocably waived such default by the Contributors hereunder and the Contributors shall not have any liability with respect to such default, provided that the foregoing shall not be applicable in the case of any breach of the Subject Mills Representations and the Ivanhoe Contributee shall retain its right to bring post-Closing claims in respect of any breaches of the Subject Mills Representations, subject to the provisions of Section 2.7(d). In the case of the Ivanhoe Contributee, “actual knowledge”, means the actual knowledge of only Paul Chehab, John Comery, Nathalie Rousseau, Cecil Huey or Claude Dion.

6. Press Releases. Each of the Ivanhoe Contributee and the Contributors agrees that it will not (and will cause its Affiliates not to) issue any press release or advertisement with respect to this Agreement or the Transactions without the prior written consent of the other party hereto, except to the extent required by law. If any of the Ivanhoe Contributee or the Contributors (or any of their respective Affiliates) is required by law to issue such a press release or advertisement, at least one Business Day prior to the issuance of the same, such party shall deliver a copy of the proposed press release or advertisement to the other party hereto for its review and approval. The provisions of this Section 6 shall survive the Closing Date and the transfer by the Contributors of the Spanish Interests, or any earlier termination of this Agreement.

7. Brokerage. Each of the Ivanhoe Contributee and the Contributors represents and warrants to the other that it has not dealt with any broker other than JP Morgan Securities, Inc. and Goldman, Sachs & Co. (collectively, “Mills’ Broker”) in connection with the transactions contemplated by this Agreement, and agrees to indemnify, defend and hold the other harmless from and against any and all claims of all brokers and finders claiming by, through or under it and in any way related to this Agreement or the conveyance of the Spanish Interests to the Ivanhoe Contributee, it being acknowledged that in the case of the Contributors, the Mills’ Broker is claiming through them and the Contributors shall indemnify, defend and hold the Ivanhoe Contributee harmless from and against any and all claims of the Mills’ Broker. Without limiting the foregoing, the Contributors will be responsible for paying any amounts due to the Mills’ Broker in respect of the Transactions. The provisions of this Section 7 shall survive the Closing and the conveyance of the Spanish Interests to the Ivanhoe Contributee, or any earlier termination of this Agreement.

8. Damage, Destruction or Condemnation.

(a) Damage or Destruction. In the event of damage or destruction of the Subject Company Assets, or any portion thereof, prior to the Closing and damages to the Subject Company Assets exceed twenty-five percent (25%) of the aggregate insured value of the Subject Company Assets (the “Threshold Damage Amount”), the Ivanhoe Contributee shall have the right, exercisable by giving written notice to the Contributors within five (5) days after receiving written notice of such damage or destruction, either: (i) to terminate this Agreement, in which event any other money or documents in escrow shall be returned to the party depositing the same, and neither party hereto shall have any further rights or obligations hereunder (except for such rights and obligations which specifically survive this Agreement), or (ii) to consummate the Transactions, without any reduction in the Contribution Value, with the Subject Company Assets in their then-current condition and to receive (y) an assignment and assumption of any and all of the Contributors’ rights to any insurance proceeds payable by reason of such damage or destruction and (z) a credit against the Contribution Value in an amount equal to the deductible under any applicable insurance policy and any other amount of such loss that is not covered by insurance. In the event any damage or destruction to the Subject Company Assets prior to the Closing is less than the Threshold Damage Amount, the Ivanhoe Contributee shall be deemed to have elected to proceed pursuant to clause (ii) above. In either event, if the Ivanhoe Contributee elects, or is required, to proceed under clause (ii) above, the Contributors shall not compromise, settle or adjust any claims to such proceeds or permit the Subject Companies to do so, without the Ivanhoe Contributee’s prior written consent, which consent shall not be unreasonably withheld, and shall execute and deliver, or cause to be executed and delivered, all documentation required by the Ivanhoe Contributee to give effect to the provisions of clause (ii) above. The provisions of this Section 8(a) shall survive the Closing and the transfer by the Contributors of the Spanish Interests to the Ivanhoe Contributee.

(b) Condemnation. In the event that prior to the Closing, more than twenty-five percent (25%) of the Subject Company Assets (the “Threshold Taking Percentage”) is taken by a public or governmental authority pursuant to its powers of eminent domain, the Ivanhoe Contributee shall have the right, exercisable by giving written notice to the Contributors within five (5) days after receiving written notice of such taking, either: (i) to terminate this Agreement, in which event any money or documents in escrow shall be returned to the party depositing the same, and neither party hereto shall have any further rights or obligations hereunder (except for such rights and obligations which specifically survive this Agreement), or (ii) to consummate the transactions contemplated by this Agreement, without any reduction in the Contribution Value, with the Subject Company Assets in their then-current condition and to receive an assignment and assumption of any and all of the Contributors’ rights to any condemnation award or proceeds payable by reason of such taking. In the event any such taking prior to the Closing is less than the Threshold Taking Percentage, the Ivanhoe Contributee shall be deemed to have elected to proceed pursuant to clause (ii) above. In either event, if the Ivanhoe Contributee elects, or is required, to proceed under clause (ii) above, the Contributors shall not compromise, settle or adjust any claims to such award, or permit the Subject Companies to do so, without the Ivanhoe Contributee’s prior written consent, which consent shall not be unreasonably withheld or delayed and shall execute and deliver, or cause to be executed and delivered, all documentation required by the Ivanhoe Contributee to give effect to the provisions of clause (ii) above. The provisions of this Section 8(b) shall survive the Closing and the transfer by the Contributors of the Spanish Interests to the Ivanhoe Contributee.

9. Historical Liabilities.

9.1. (a) The Contributors, jointly and severally, shall be responsible for and shall indemnify and hold harmless the Subject Companies and the Ivanhoe Contributee, and any of their or its Affiliates, from and against any and all Claims (including reasonable counsel and other professional fees), to which the Subject Company or the Ivanhoe Contributee may be subject or suffer arising from, or in connection with, the following liabilities or obligations of the Subject Companies (or either of them) (collectively, the “Historical Liabilities”): (i) any liability or obligation of the Subject Companies existing as of the Closing Date, or relating to the period up to (and including) the Closing Date, whether asserted before or after the Closing, that is not related to the physical condition of, or title to, the Property, (ii) any liability referred to in Section 2.6(c), (iii) any tort liability of the Subject Companies arising from any accident, injury, event, circumstance, action or omission occurring prior to the Closing (except to the extent of the insurance proceeds received by the Subject Companies in connection therewith following the Closing), whether asserted before or after the Closing; or any fine, penalty or other amount that is imposed or assessed by, or which is payable to (including any instalment thereof), a Governmental Authority by either of the Subject Companies for the period prior to the Closing, whether imposed or assessed before or after the Closing, (iv) all Taxes payable by either of the Subject Companies of whatever kind and nature relating to the period up to (and including) Closing (including any Taxes payable as a result of the restatement or finalization of any financial statements of any Subject Companies for any time or period prior to the Closing), whether imposed or asserted before or after the Closing and whether or not listed in Schedule M, and any Taxes referred to in Section 2.6(c), (v) liabilities and obligations relating to any employees (current or former), Employee Plans or collective bargaining agreements of Mills Global Spain, any other Mills Entities or either Subject Company that accrued, relate to or arise from any incident, event, circumstance, action or omission occurring or existing prior to the Closing, including severance pay and accrued vacation pay obligations and other liabilities of Mills Global Spain or either Subject Company relating to the termination of any of such employees prior to the Closing or as the result of the consummation of the Transactions, whether asserted before or after the Closing, (vi) any liability or obligation relating to litigation against either Subject Company that relates to incidents, events, circumstances, actions or omissions occurring prior to the Closing (except to the extent of the insurance proceeds received by the Subject Companies in connection therewith following the Closing), whether asserted before or after the Closing, and also any liability or obligation relating to the PGC Litigation, and (vii) any liability or obligation arising out of the Management Arrangements (including the termination thereof in connection with the transactions contemplated by this Agreement) and any Claims made by any of the Mills Entities except those Claims, if any, which are expressly required pursuant to this Agreement to survive the Closing.

(b) In addition, and without limiting the provisions of Section 9.1(a), subject to the provisions of Section 2.7(d) in respect of the Liability Cap, the Contributors, jointly and severally, shall also be responsible for, and shall indemnify and hold harmless, the Subject Companies and the Ivanhoe Contributee, and any of their Affiliates, from all Taxes which may become payable by either of the Subject Companies in respect of any period after the Closing Date to the extent that such Taxes arise as a result of the reduction or denial of the tax basis of any asset or any net operating loss carryforwards, the benefit of which would otherwise be available to a Subject Company, to the extent that the aggregate of such reductions or denials, calculated on a cumulative basis, (y) is in excess of $2,500,000 and (z) has occurred as a consequence of any tax assessment, reassessment or audit by a Governmental Authority in respect of any Taxes, tax basis or net operating loss carryforwards of a Subject Company for the period up to and including the Closing Date; provided, however, that the Contributors’ liability pursuant to this sentence in respect of any such reduction or denial shall be reduced by an amount equal to the benefit (if any) that will be received by the applicable Subject Company in the three (3) fiscal years following the Closing Adjustment Date as a result of the reduction or denial (e.g., if an expense is required to be capitalized instead of expensed as a result of an audit, and such recharacterization results in additional depreciation for the Subject Companies during such 3-year period, then the Contributors’ liability under this sentence shall be reduced by an amount equal to the benefits of such additional depreciation to the Subject Companies). Any amount payable by the Contributors pursuant to this Section 9.1(b) is referred to as an “Additional Tax Indemnity Obligation”.

(c) Notwithstanding anything to the contrary contained in this Section 9.1, “Historical Liabilities” shall not include (i) any liabilities or obligations to the extent that the Ivanhoe Contributee has received a credit therefor under the provisions of this Agreement, and (ii) the cost of repair, remediation or correction of any physical defect or condition in the Property or the improvements situated thereon (including hazardous materials located at, on, under, in or adjacent to the Property or migrating from the Property).

9.2. Without limiting Section 9.1, following Closing the Contributors shall, at their sole reasonable cost and acting in good faith, reasonably cooperate with and provide reasonable assistance to the Subject Companies and/or the Ivanhoe Contributee to enable them to comply with and fulfill their obligations in any litigation proceedings or in relation to any legal requirement applicable to the Subject Companies or the Property, in each case relating to any Claim, demand, incident, event, circumstance, action or omission that occurred or existed prior to the Closing, including, without limitation, the provision of information, documents or pleadings in relating to any such proceedings or legal requirement.

9.3. The provisions of this Section 9 shall survive, and shall not merge on, the Closing, and in the TMLP Indemnity TMLP and the Contributors shall agree to be jointly and severally responsible for all of the obligations and liabilities of the Contributors pursuant to this Section 9. In the event of any conflict or inconsistency between the provisions of this Section 9 and any other provisions of this Agreement, the provisions of this Section shall prevail.

10. Indemnification Mechanics

10.1. In the case of any Claim asserted in writing by a Third Party against any party hereto (the “Indemnitee”), or against any Subject Company, which Claim is subject to indemnification by any other party hereunder (the “Indemnitor”), including, without limitation, any Claim by a Governmental Authority or any request by such Governmental Authority to audit or otherwise inquire into or examine any matters as to which such a Claim arise hereunder (a “Third-Party Claim”), the Indemnitee shall notify the Indemnitor promptly after the Indemnitee has actual knowledge of any such Third-Party Claim as to which indemnity may be sought (provided that failure to so notify shall not affect the Indemnitor’s obligations hereunder, except that its indemnification obligation may be reduced to the extent such delay prejudices the defence of the Third-Party Claim or increases the amount of liability or the cost of the defence). If any litigation, arbitration or other legal proceedings are commenced by a Third Party in respect of such Third-Party Claim (the “Third Party Litigation”) the Indemnitee shall permit the Indemnitor, at the sole expense of the Indemnitor, to assume the defence of any such Third-Party Litigation, provided that: (i) the Indemnitor gives written notice to the Indemnitee not later than 15 Business Days after receipt of the notice of such Third-Party Litigation (or such shorter period, if any, as is reasonably specified in the Indemnitee’s notice, if such shorter period is necessary in the circumstances to avoid prejudice to the defence of the Third-Party Claim) that it shall assume such defence and agrees that it is responsible to indemnify the Indemnitee for such Third-Party Claim; and (ii) notwithstanding such assumption of the defence, the Indemnitee may participate in such defence, at the Indemnitee’s sole expense. In respect of any Third-Party Claim relating to Taxes (a “Tax Claim”) the Indemnitor shall be entitled to assume the defence of such Tax Claim provided that: (i) the Indemnitor gives written notice to the Indemnitee not later than 15 Business Days after receipt of the notice of such Tax Claim (or such shorter period, if any, as is reasonably specified in the Indemnitee’s notice, if such shorter period is necessary in the circumstances to avoid prejudice to the defence of the Tax Claim) that it shall assume such defence and agrees that it is responsible to indemnify the Indemnitee for such Tax Claim; and (ii) notwithstanding such assumption of the defence, the Indemnitee may participate in such defence, at the Indemnitee’s sole expense. Upon the assumption of control of defence of any Third Party Litigation or Tax Claim, the Indemnitor shall proceed diligently to deal with the Third-Party Litigation or Tax Claim to its conclusion, at its sole expense, including, if necessary, employment of legal counsel and other experts acceptable to the Indemnitee, acting reasonably; without limiting the foregoing, in the event of any Tax Claim being defended by the Indemnitor, the Indemnitor shall file the necessary objections or defence, and any other necessary filings, by a date at least five Business Days prior to the deadline for doing so, and provide the Indemnitee with a complete copy of such filings, and if it does not do so then the Indemnitee shall be entitled to take control of the defence of such Tax Claim.

10.2. The Indemnitee shall have the right to participate, at its own expense, in the negotiation, settlement or defence of any Third-Party Litigation or Tax Claim being defended by the Indemnitor if (but only if) such participation does not unreasonably delay the Indemnitor’s dealing with such matter and no Third-Party Claim being defended by the Indemnitor shall be settled, compromised or otherwise disposed of without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, with respect to any Tax Claim that the Indemnitee has, in accordance with Section 10.1, elected to defend, it is confirmed that either the Indemnitee or the Indemnitor may pay to the relevant authorities any Taxes that are the subject of such Tax Claim, provided that: (A) such payment does not prejudice or otherwise adversely affect the other party’s defence of such Tax Claim or the other party’s right to continue such defence pursuant to the terms of this Agreement; in which case, such payment will not prejudice the rights of either party against the other under this Agreement (it being acknowledged that under no circumstances shall the party making the payment to the relevant authorities be entitled to reimbursement from the other party hereunder until the defence of the Tax Claim has been withdrawn, settled or otherwise resolved, and then only if and when it is otherwise entitled to reimbursement pursuant to this Agreement); or (B) if such payment is made by the Indemnitee, to the extent that such payment prejudices the Indemnitor’s ability to defend the relevant Tax Claim, and the Indemnitor has, in accordance with Section 10.1, elected to defend such Tax Claim and has not withdrawn from such defence, the Indemnitor’s indemnification obligation in respect of such Tax Claim shall be reduced to the extent of such prejudice. If the Indemnitor elects to assume control of the Third-Party Litigation, the Indemnitee shall not pay, or permit to be paid, any part of the relevant Third-Party Claim unless the Indemnitor consents in writing to such payment or the Indemnitor, subject to the last sentence of this Section 10.2, withdraws from the defence of such Third-Party Claim or a final judgment from which no appeal may be taken by or on behalf of the Indemnitor is entered against the Indemnitee in respect of such Third-Party Claim. The Indemnitor agrees that in any event it will not, (a) consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief against Indemnitee, or (b) pursue any course of defense of any such Third-Party Claim if the Indemnitee shall reasonably and in good faith determine that the conduct of such defense could be expected to adversely affect in any material respect the Indemnitee or any of its Affiliates, or the use of the Property. Notwithstanding the foregoing, if the Indemnitor obtains and desires to accept from a party to any such Third-Party Claim an offer to settle the Third-Party Claim solely for an amount certain that the Indemnitee is not willing to accept, then Indemnitee agrees that if requested by the Indemnitor, the Indemnitee will, at its sole expense, assume defence of such Third-Party Claim and thereafter the Indemnitor’s obligation with respect to such Third-Party Claim shall not exceed the costs of defense then incurred and the dollar amount of the settlement the Indemnitor proposed to accept immediately prior to such assumption by Indemnitee, it being agreed between Indemnitee and Indemnitor that Indemnitee will pay any greater amounts owing and bear any other impositions in excess of those contemplated in the proposed settlement arrangement.

10.3. If the Indemnitor does not accept the defence of any matter as provided in Section 10.1, the Indemnitee shall have the full right to defend against any such Third-Party Claim and shall be entitled to settle or agree to pay in full such Third-Party Claim, in its sole and absolute discretion, and any settlement or any other final determination of the Third-Party Claim shall be binding upon the Indemnitor, provided that: (i) the Indemnitor shall have the right to participate, at its own expense, in the negotiation, settlement or defence of any such matter if

(but only if) such participation does not unreasonably delay the Indemnitee’s dealing with such matter, and (ii) no Third-Party Claim shall be settled, compromised or otherwise disposed of by the Indemnitee without the prior written consent of the Indemnitor unless such consent is unreasonably withheld or delayed. Notwithstanding the foregoing, with respect to any Tax Claim, the Indemnitee may, at its option, pay any such Taxes to the relevant authorities without the prior consent of the Indemnitor. If the Indemnitor fails to defend or, if after commencing or undertaking such defence, fails to prosecute or withdraws from such defence, the Indemnitee shall have the right to undertake the defence or settlement thereof, subject to the last sentence of Section 10.2, if applicable. Any failure by the Indemnitor to accept the defence of any matter as provided in Section 10.1 shall not constitute an admission of liability by the Indemnitor with respect to the relevant Third-Party Claim.

10.4. In any event, the Indemnitor and Indemnitee shall cooperate in the defence of any Third-Party Claim and each agrees to make its records available to the other with respect to such defence as reasonably requested and to the extent doing so does not compromise any claim of privilege or any other defence available to it. The parties agree that the provisions of Sections 10.1, 10.2 and 10.3 are not applicable in the case of: (i) any Claim asserted in writing by a Third Party against both Ivanhoe Holdings and one or more of the Contributors; or (ii) any Tax Claim in respect of the Taxes payable for the fiscal year in which the Closing Adjustment Date occurs; in the case of such Third Party Claim or any such Tax Claim the parties shall discuss the possibility of entering into a joint defence agreement, but there shall be no obligation on the part of any such party to do so. The provisions of this Section 10 shall survive, and shall not merge on, Closing.

11. General.

11.1. Headings. Paragraph headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

11.2. Entire Agreement. This Agreement includes the Schedules attached hereto. This Agreement and the documents referred to herein or executed concurrently herewith constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no prior agreements, understandings, restrictions, warranties or representations among the parties with regard thereto.

11.3. Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the laws of The Netherlands.

(b) Any legal suit, action or proceeding against any of the Contributors or the Ivanhoe Contributee arising out of or relating to this Agreement may be instituted in any court in Amsterdam, The Netherlands. The parties hereto hereby (i) irrevocably waive to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (ii) irrevocably submit to the jurisdiction of any such court in any such suit, action or proceeding.

11.4. Amendment and Waiver. Neither this Agreement, nor any of the provisions hereof, may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

11.5. Addresses. Any notice, request, consent, acceptance, waiver or other communication required or permitted to be given under this Agreement (the “Notice”) shall be in writing and shall be given by delivery or telecopy addressed or sent as set out below:

The addresses for notices are as follows:

If to the	Amsteldijk 166, 6th Floor
Contributors:	1079 LH Amsterdam
The Netherlands
Attention: Chairman of the Board of Directors

with a copy to:	The Mills Corporation
5425 Wisconsin Avenue, Suite 500
Chevy Chase, Maryland 20815
Attention: Greg Neeb and Marc C. Dorigan, Esq.
Telecopy: (301) 968-7270

and with a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Eugene A. Pinover
Telecopy: (301) 728-9254

If to the Ivanhoe	c/o Ivanhoe Cambridge
Contributee:	Centre CDP Capital
1001, Square Victoria
Suite C500
Montréal (Québec)
Canada H2Z 2B5
Attention: Paul S. Chehab
Telecopy: (514) 841-7782

- and -

c/o Ivanhoe Cambridge
300-95 Wellington Street West
Toronto, ON M5J 2R2
Attention: John Comery
Telecopy: (416) 369-3337

with a copy to:	Davies Ward Phillips & Vineberg LLP
1 First Canadian Place
44th Floor
Toronto, Ontario M5X 1B1
Attention: Greg Howard
Telecopy: (416) 863-0871

Any Notice which is delivered or is sent by telecopy in accordance with the foregoing shall be deemed to have been validly and effectively given and received on the date it is delivered or sent, unless it is delivered or sent after 5:00 p.m. on any given day or on a day which is not a Business Day, in which case it shall be deemed to have been validly and effectively given and received on the Business Day next following the day it was delivered or sent, provided that in the case of a Notice sent by telecopy it shall not be deemed to have been sent unless there has been confirmation of transmission. By giving to the other party at least three (3) Business Days’ prior Notice, either party may, at any time and from time to time, change its address for delivery or communication for the purposes of this Section 11.5.

11.6. Validity. In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement, unless such provision is of fundamental importance to one or more of the parties.

11.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties to this Agreement shall be entitled to assign its interests in this Agreement without the prior written consent of the other parties hereto, which consent may be unreasonably and arbitrarily withheld; provided that the Ivanhoe Contributee may assign all or any part of its interest in this Agreement and/or designate any one or more Person to whom the Contributors shall assign their respective interest in the Spanish Interests without consent of any parties hereto; provided, however, that (i) each such assignee and designee shall be a Qualified Designee and (ii) no such assignment or designation shall release the Ivanhoe Contributee from any of its obligations hereunder.

11.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

11.9. Survival. Except as expressly set forth herein, the provisions of this Agreement shall not survive the Closing Date and the transfer by the Contributors of the Spanish Interests to the Ivanhoe Contributee.

11.10. Further Assurances. Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

11.11. Construction. The Ivanhoe Contributee and the Contributors acknowledge that each party and its counsel have reviewed and drafted this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any other document executed and delivered by any party in connection with the transactions contemplated by this Agreement.

11.12. Miscellaneous. The Schedules attached to this Agreement are a part of this Agreement.

11.13. Currency. Unless otherwise indicated in this Agreement, all references to dollar amounts in this Agreement are expressed in United States currency.

11.14. Time of the Essence. Time shall be of the essence of this Agreement. Unless otherwise expressly provided in this Agreement, any references to time shall be to Toronto time. If anything herein is to be done on a day which is not a Business Day, the same shall be done on the next succeeding Business Day.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

JAHOLD B.V., a company incorporated under the laws of The Netherlands

by	/s/ Peter Todd
	Name:	Peter Todd
	Title:	Director

GOLOBER B.V., a company incorporated under the laws of The Netherlands

by	/s/ Peter Todd
	Name:	Peter Todd
	Title:	Director

IVANHOE NETHERLANDS HOLDINGS III B.V., a company incorporated under the laws of The Netherlands

by	/s/ Paul S. Chehab
	Name:	Paul S. Chehab
	Title:	Director

/s/ John Wm. Comery
	Name:	John Wm. Comery
	Title:	Director

SCHEDULES

Schedule	Description

Schedule A	Additional Provisions re: Remedies

Schedule B	Excluded Management Assets

Schedule C	Intellectual Property

Schedule D	Jahold Inter-Company Loans and Golober Inter-Company Loans

Schedule E	Management Arrangements

Schedule F	MX 2003 Directors and Officers

Schedule G	PDN Directors and Officers

Schedule H	MX 2003 Property Description

Schedule I	Permitted Encumbrances

Schedule J	Property Employees

Schedule K	Contribution Value Allocation

Schedule L	Intentionally Deleted

Schedule M	Disclosure Schedule

Schedule N	Chattels

The registrants undertake to furnish supplementally a copy of any of the schedules listed above to the Commission upon request.